Exhibit 10.1

Execution Copy

EQUITY PURCHASE AGREEMENT

BY AND AMONG

JUPITERMEDIA CORPORATION,

JUPITERIMAGES CORPORATION,

CREATAS, L.L.C.,

MOFFLY-CREATAS INVESTORS, LLC,

CREATAS MANAGEMENT INVESTORS, LLC

AND

MCG CAPITAL CORPORATION

(COLLECTIVELY, THE “SELLERS”)

AND

THE MEMBERS OF CERTAIN

SELLERS IDENTIFIED AS SELLER PARTIES

ON THE SIGNATURE PAGES HERETO

Dated as of February 12, 2005

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

SCHEDULES

Schedule 1.1	Certain Officers
Schedule 1.2	Permitted Liens
Schedule 3.2	Organization
Schedule 3.3	Capitalization
Schedule 3.4	Conflicts or Violations
Schedule 3.5	Subsidiaries and Investments
Schedule 3.7(a)	Financial Statements
Schedule 3.7(b)	Unaudited Financial Statements
Schedule 3.8	Undisclosed Liabilities
Schedule 3.9	Material Adverse Effect
Schedule 3.10(a)	Owned Real Property
Schedule 3.10(b)	Lease Obligations
Schedule 3.11(a)	Personal Property; Liens
Schedule 3.11(b)	Leased Personal Property
Schedule 3.12(a)	Legal Requirements
Schedule 3.12(b)	Permits
Schedule 3.13	Affiliate Agreements
Schedule 3.14	Contracts
Schedule 3.15	Intellectual Property
Schedule 3.16	Software
Schedule 3.17	Labor Relations
Schedule 3.18(a)	Employee Benefit Plans
Schedule 3.18(c)	Multiemployer Plans
Schedule 3.18(d)	ERISA Liabilities
Schedule 3.18(j)	Employee Liabilities
Schedule 3.18(k)	Compensation and Benefits
Schedule 3.18(m)	Employees
Schedule 3.19	Insurance
Schedule 3.20	Litigation
Schedule 3.21	Environmental Matters
Schedule 3.22(a)	Tax Matters
Schedule 3.23	Unaudited Operations
Schedule 3.26	Customers and Suppliers
Schedule 3.28	Accounts
Schedule 4.2	Seller Party Litigation
Schedule 4.3	Seller Party Conflicts or Violations
Schedule 4.5	Non-Accredited Investors
Schedule 4.9(a)	MCG IH Foreign Qualifications
Schedule 4.9(b)	MCG IH Organizational Documents
Schedule 4.9(e)	MCG IH Unaudited Financial Statements
Schedule 4.9(g)	MCG IH Contracts
Schedule 9.3	Consents

- v -

(continued)

EXHIBITS

Exhibit A-1	Form of Escrow Agreement
Exhibit A-2	Form of MCG IH Escrow Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Purchaser’s Opinion of Counsel
Exhibit D-1	Form of Opinion of Perkins Smith & Cohen LLP, special
counsel to the Sellers
Exhibit D-2	Form of Opinion of Samuel G. Rubenstein, in-house counsel to MCG
Exhibit E	Form of FIRPTA Affidavit
Exhibit F	Form of Employment Agreement with David Moffly

- vi -

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 12, 2005, among Jupitermedia Corporation, a Delaware corporation (“Parent”), JupiterImages Corporation, an Arizona corporation and a wholly owned subsidiary of Parent (the “Purchaser”), Creatas, L.L.C., a Delaware limited liability company (“Creatas”), Moffly-Creatas Investors, LLC, a Massachusetts limited liability company, Creatas Management Investors LLC, a Massachusetts limited liability company, and MCG Capital Corporation, a Delaware corporation (“MCG” and, together with Moffly-Creatas Investors, LLC and Creatas Management Investors LLC, the “Sellers”), and the members of certain Sellers identified as Seller Parties on the signature pages hereto (together with the Sellers, the “Seller Parties”).

PRELIMINARY STATEMENT

WHEREAS, the Sellers collectively, either directly or, in the case of MCG, indirectly through a wholly owned subsidiary, own 100% of the outstanding membership interests of Creatas (the “Creatas Interests”);

WHEREAS, the Purchaser desires to purchase the Creatas Interests from the Sellers, and the Sellers desire to sell the Creatas Interests to the Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, MCG holds its Creatas Interest indirectly through a wholly owned subsidiary, MCG Finance Corporation IH, a Delaware Corporation (“MCG IH”), and desires to sell to the Purchaser 100% of the outstanding capital stock of MCG IH (the “MCG IH Stock”) in lieu of causing MCG IH to sell its Creatas Interest directly to the Purchaser; and

WHEREAS, the Purchaser is willing to purchase the MCG IH Stock from MCG and thereby indirectly acquire the Creatas Interest held by MCG IH upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

“Adjusted Net Current Assets” as of the Closing Date means, with respect to the Company on a consolidated basis, an amount equal to current assets minus current liabilities (excluding inter-company accounts payable and inter-company accounts receivable) as reflected in the Closing Date Balance Sheet prepared in accordance with GAAP (“Baseline Net Current Assets”), as such amount shall be (I) reduced by any outstanding liabilities (whether or not current liabilities but without duplication, i.e., unless already included in the calculation of Baseline Net Current Assets) (A) related to the acquisition of IT Stock International Limited or the acquisition of assets from William S. Holden and (B) related to employee severance or change of control payments triggered by the transaction contemplated hereby and (II) increased by 50% of deferred subscription revenue. For the avoidance of doubt, Baseline Net Current Assets (prior to any reductions or increases pursuant to clauses (I) and (II) of the foregoing sentence) shall be computed in accordance with the following:

(i) the current portion of any outstanding liabilities related to the acquisition of IT Stock International Limited or the acquisition of assets from William S. Holden shall be included as a current liability;

(ii) 100% of deferred subscription revenue shall be included as a current liability;

(iii) adequate reserves for uncollectible subscription renewal receivables shall be included as a reduction of net current assets and there will be a reduction of any corresponding deferred revenue amounts related to such uncollectible receivables;

(iv) image inventory shall not be included as a current asset; and

(v) current assets or current liabilities that will be discharged or will cease to exist on the Closing Date shall be excluded from the calculation of Baseline Net Current Assets. For example, Baseline Net Current Assets as of the Closing Date shall exclude (A) the current portion of the liability for the Moffly Change of Control Payment, the Dietrich Change of Control Payment, the Seller Transaction Expenses and the MCG Debt Amount given that such liabilities will be discharged on the Closing Date and (B) the current asset corresponding to prepaid debt origination expense given that such asset will cease to exist on the Closing Date.

“Adjustment Report” has the meaning set forth in Section 2.4(a).

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

“Arbiter” has the meaning set forth in Section 2.4(c).

“Balance Sheet” has the meaning set forth in Section 3.7(a).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that could reasonably be expected to result in any specified consequence.

“Business” means the business and operations of the Company as conducted on the Closing Date.

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

“Cash Escrow Amount” has the meaning set forth in Section 2.3(a).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a) as finally adjusted pursuant to Section 2.4.

“Closing Date Cash Payment” has the meaning set forth in Section 2.3(a)(i).

“Closing Date Payment” means the Closing Date Cash Payment and the Closing Date Stock Payment.

“Closing Date Stock Payment” has the meaning set forth in Section 2.3(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Creatas and its Subsidiaries including, without limitation, the UK Subsidiaries.

“Company Indemnifiable Event” has the meaning set forth in Section 11.2(a).

“Company Representations” has the meaning set forth in Section 11.1(a).

“Contracts” as of any date means, collectively, all contracts, leases, agreements, commitments, instruments and guaranties to which the Company is a party as of such date, including those listed or required to be listed on Schedule 3.14, all unfilled orders outstanding as of such date for the purchase of raw materials, goods or services by the Company, and all unfilled orders outstanding as of such date for the sale of goods or services by the Company.

“Costs of Remediation” means all losses, amounts paid in settlement, investigation, removal, remediation, monitoring and reporting costs and expenses, Taxes, claims, Damages, Liabilities, obligations, judgments, settlements and out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys’ fees including, without limitation, fees for services of attorneys, consultants, contractors, experts, engineers and laboratories, and all other out-of-pocket costs, net of any Tax benefit actually realized, incurred in connection with investigation, characterization, remediation, monitoring, reporting or mitigation, arising out of or related to the presence or Release of any Hazardous Materials existing as of or prior to the Closing Date at, on, or emanating from any of the Owned Real Property, Leased Property or any real property at or to which the Company, any Subsidiary or predecessor of any of the foregoing disposed, Released, transported, stored, emitted, treated, or arranged to dispose of Hazardous Materials prior to the Closing Date including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage, disposal, Release, or arranging for disposal of Hazardous Materials.

“Creatas Interests” has the meaning set forth in the Preliminary Statement hereto.

“Creatas Operating Agreement” means the Fourth Amended and Restated Operating Agreement of Creatas, L.L.C., dated December 23, 2003.

“Damages” means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), reasonable expenses and attorneys’ fees (including reasonable fees and expenses of in-house counsel), net of any Tax benefit actually realized, but in each case excluding (i) any consequential damages or (ii) any special or punitive damages (in each case other than those which are assessed against an Indemnified Party as a result of a third party action asserted as a result of the conduct of an Indemnifying Party, which shall not be excluded). Notwithstanding the foregoing, in the case of Damages arising in connection with a breach of the representations and warranties contained in Section 3.10 with respect to the Company’s title to the Owned Real Property set forth on Schedule 3.10(a), it is understood and agreed that such Damages shall be net of any amounts actually recovered under the Company’s title insurance policy covering such Owned Real Property.

“Debt Financing” has the meaning set forth in Section 5.9.

“Deemed Pro Rata Share”, with respect to a Seller, such Seller’s Percentage Interest, and with respect to a Seller Party that is not a Seller, the product of (i) such Seller Party’s percentage interest in profits and distributions of the Seller of which such Seller Party is a member and (ii) the Percentage Interest of the Seller of which such Seller Party is a member.

“Deemed Value” means, with respect to shares of Parent Common Stock, the number of such shares of Parent Common Stock multiplied by $19.20.

“Dietrich Change of Control Payment” means a cash payment in the amount of $180,000 which shall become due and payable to Dennis Dietrich upon the consummation of the transactions contemplated by this Agreement pursuant to an oral agreement with Creatas.

“Distance Selling Regulations” has the meaning set forth in Section 3.6(e).

“E-Commerce Regulations” has the meaning set forth in Section 3.6(e).

“Employee Benefit Plan” means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employees” means each individual who, on the applicable date, performs services as an employee primarily for the Company (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Company).

“Environmental Laws” means any Legal Requirement with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (i) with respect to the Leased Property and the Owned Real Property situated in the United States of America, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.); (e) the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C. § 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300 et seq.); (h) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (i) the Occupational, Health and Safety Act (29 U.S.C. § 651 et seq.); and (ii) with respect to the Leased Property located in the UK, all national or local statutes, codes or other laws or legislation concerning health and safety or matters related to pollution or protection of the environment and all decisions, rules, regulations, ordinances, orders, notices and directives of the European Union and the United Kingdom Parliament and other official bodies having jurisdiction in respect of those matters which (a) have as a purpose or effect the protection or enhancement of the environment and relate to the presence, manufacturing, processing, treatment, keeping, handling, use, possession, supply, receipt, sale, purchase, import, export or transportation of Hazardous Materials or any event, activity, condition or phenomenon which alone or in combination with others is capable of causing harm or damage to property, to human beings or any other living organism;

(b) relate to the release, spillage, deposit, escape, discharge, leak or emission of Hazardous Materials; (c) relate to the control of Waste; (d) relate to noise, vibration, radiation or common law or statutory nuisance or any other interference with the enjoyment or use of land; (e) relate to the use of land or the erection, occupation or use of buildings or other natural or man-made structures above or below ground; or (f) relate to human health and safety.

“Environmental Reference Date” has the meaning set forth in Section 3.21(a).

“Equity Distributions” as of any date means the following: (i) all dividends, distributions, forgiveness of debt, transfer of value or similar transactions with respect to the Creatas Interests, and (ii) with respect to each transaction between the Company on the one hand and the Sellers, its Affiliates, or advisors on the other hand, the amount (measured on a transaction by transaction basis, which amount shall never be deemed to be less than zero) by which the cash value of the goods or services received by the Company was less than the greater of (x) the amount which the Company would have had to pay in a comparable transaction with an unaffiliated third party entered into on an arm’s length basis, or (y) the cash value of the goods and services paid by the Company in the transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code.

“Escrow Account Balance” has the meaning given in the Escrow Agreement.

“Escrow Agent” means the escrow agent under the Escrow Agreement and the MCG IH Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among Parent, the Purchaser, the Sellers and David Moffly in substantially the form attached hereto as Exhibit A-1.

“Escrow Shares” has the meaning set forth in Section 2.3(b)(ii).

“Excluded Representations” has the meaning set forth in Section 11.1(a).

“Final Closing Statement” has the meaning set forth in Section 2.3(f).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Financing Commitment” has the meaning set forth in Section 5.9.

“FIRPTA Affidavit” has the meaning set forth in Section 9.5.

“GAAP” has the meaning set forth in Section 1.2.

“Governmental Agency” means (a) any international, foreign (including without limitation, UK and European Union), federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means each and every element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as of the Closing Date as hazardous, radioactive, harmful or toxic under any Environmental Law, or the Release of which is prohibited or regulated under any Environmental Law, or which to the Company’s Knowledge could reasonably be expected to cause, whether now or with the passage of time, damage to Persons, property, flora, fauna or the environment. Without limiting the generality of the foregoing, the term shall include any “toxic substance,” “hazardous substance,” “hazardous waste,” or “hazardous material” as defined in any Environmental Law as amended to date, and any explosive or radioactive material, asbestos, asbestos-containing material, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.

“Health and Safety Laws” means, in respect of the Leased Property situated in the UK and any Business carried on in the UK by the Company, all applicable statutes, statutory legislation, common law, treaties, regulations, directives, codes of practice, guidance notes including but without limitation the Factories Act 1961 of the UK, the Offices, Shops and Railway Premises Act 1963 of the UK, the Fire Precautions Act 1971 of the UK, the Health and Safety at Work etc. Act 1974 of the UK and the Construction (Design and Management) Regulations 1994 of the UK concerning the health and safety of those who work for the Company whether as employees or otherwise, visit the Leased Property or are in any way affected by the business activities of the Company or by persons engaged in such business activities.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the ordinary course of business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with GAAP ) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) the present value as of the date of determination of every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“Indemnified Party” has the meaning set forth in Section 11.4(a) and in the case of Purchaser shall also include the Company.

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Information Commissioner” has the meaning set forth in Section 3.6(c)(i).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” shall mean all of the following, owned, used, held for use or licensed by the Company as licensee or licensor: (i) including, without limitation, the names Liquid Library, Dynamic Graphics, Creatas, PictureQuest, STEP Inside Design, Print Media Service, SBS Digital Design, Photoshop Fix, all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively “Marks”); (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof (collectively “Patents”); (iii) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (iv) copyrights in writings, artwork, graphics, photographs, animations, images, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Knowledge”, as applied to the Company, means the actual knowledge, after reasonable inquiry, of the Persons set forth on Schedule 1.1.

“Leased Property” has the meaning set forth in Section 3.10(b).

“Leases” has the meaning set forth in Section 3.10(b).

“Legal Requirement” means any federal, state, local, municipal, foreign, (including without limitation, UK and European Union). international, multinational, or other administrative Order, constitution, directive, law, legislation, rule, ordinance, permit, principle of common law, regulation, statute, statutory instrument or treaty or any other similar instrument having the force of law.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Major Customers” has the meaning set forth in Section 3.26.

“Major Suppliers” has the meaning set forth in Section 3.26.

“Mark” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Material Adverse Effect” means a material adverse change in or effect with respect to the business, results of operations, properties or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that any such material adverse change or effect occurring as a result of the public announcement (other than a public announcement by a Seller Party in violation of Section 13.4 hereof) of the transactions contemplated hereby shall not constitute a Material Adverse Effect.

“MCG” has the meaning set forth in the Recitals hereto.

“MCG Credit Agreement” means the Credit Facility Agreement, dated December 29, 2000, between MCG, Creatas and the other Persons party thereto, as amended prior to the date hereof.

“MCG Debt Amount” has the meaning set forth in Section 2.3(c)(i).

“MCG IH” has the meaning set forth in the Preliminary Statement hereto.

“MCG IH Escrow Agreement” means the Escrow Agreement to be entered into by and among the Parent, the Purchaser and MCG in substantially the form attached hereto as Exhibit A-2.

“MCG IH Escrow Amount” has the meaning set forth in Section 2.3(a)(i).

“MCG IH Indemnifiable Event” has the meaning set forth in Section 11.2(c).

“MCG IH Representations” has the meaning set forth in Section 11.2(c).

“MCG IH Stock” has the meaning set forth in the Recitals hereto.

“Moffly Change of Control Payment” means a cash payment in the amount of $500,000 which shall become due and payable to David Moffly upon the consummation of the transactions contemplated by this Agreement pursuant to his Employment Agreement with Creatas dated as of June 30, 2003.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Current Asset Adjustment” has the meaning set forth in Section 2.4(e).

“Objection Notice” has the meaning set forth in Section 2.4(b).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency or by any arbitrator.

“Ordinary Course of Business” means an action which is both: (a) consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; and (b) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of other Persons that are in a similar line of business as the Company.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Organizational Documents” means, in the case of a corporation, its certificate of incorporation or other publicly filed organizational document, and its by-laws or other internal governance document, and, in the case of a limited liability company, its certificate of formation or other publicly filed record of its formation, and its operating agreement or other internal capitalization and governance document, in each case as amended and/or restated to date.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means shares of unregistered, restricted common stock, par value $0.01 per share, of the Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.6.

“Patent” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Percentage Interest” means, with respect to a Seller, the percentage of the Closing Date Cash Payment and the Closing Date Stock Payment owing to such Seller (as a percentage of the total amount owed to all Sellers) pursuant to the Creatas Operating Agreement as finally determined and set forth on the Final Closing Statement.

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Liens” means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) the matters set forth on Schedule 1.2 hereto; (iii) unfiled mechanic’s, materialmen’s and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the Unaudited Balance Sheet Date or the Closing Date, for which adequate reserves in accordance with GAAP are reflected on the Unaudited Balance Sheet or the Closing Date Balance Sheet, as the case may be; (iv) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for those existing on the Unaudited Balance Sheet Date or the Closing Date, for which adequate reserves in accordance with GAAP are reflected on the Unaudited Balance Sheet or the Closing Date Balance Sheet, as the case may be; and (v) liens securing rental payments under capital lease arrangements, which capital lease arrangements existing as of the Closing Date are in accordance with GAAP reflected as Indebtedness on the Closing Date Balance Sheet.

“Perpetual Representations” has the meaning set forth in Section 11.1.

“Person” means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

“Personal Data” has the meaning given in the Data Protection Act 1988 of the UK.

“Plan” has the meaning set forth in Section 3.18(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.2(a).

“Preliminary Closing Statement” has the meaning set forth in Section 2.3(f).

“Property Taxes” has the meaning set forth in Section 7.2(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Purchaser Representations” has the meaning set forth in Section 11.1(c).

“Purchaser’s Opinion of Counsel” has the meaning set forth in Section 8.7.

“Registration Rights Agreement” has the meaning set forth in Section 8.5.

“Release” means any spilling, leaking, pumping, releasing, depositing, pouring, emitting, emptying, migrating, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, disposing or moving into the environment.

“Responsible Seller Parties” means the Sellers and David Moffly (but not any other Seller Party).

“Salaried Employee” has the meaning set forth in Section 3.23(h).

“Schedules” means, collectively, the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller Parties” has the meaning set forth in the preamble hereto.

“Seller Party Indemnifiable Event” has the meaning set forth in Section 11.2(b).

“Seller Party Representations” has the meaning set forth in Section 11.1(b).

“Seller Representative” has the meaning set forth in Section 13.13(a).

“Seller Transaction Expenses” means the fee owed to SG Cowen & Co., LLC and the legal and accounting fees and expenses incurred by the Company or collectively by the Sellers, in each case in connection with the transactions contemplated by this Agreement, each as finally determined and set forth on the Final Closing Statement.

“Sellers” has the meaning set forth in the preamble hereto.

“Sellers’ Opinions of Counsel” has the meaning set forth in Section 9.8.

“Shares” means the shares of Parent Common Stock to be issued to the Sellers pursuant to this Agreement.

“Single-Employer Plan” means an Employee Pension Benefit Plan which is described in Section 4001(a)(15) of ERISA and which is subject to Title IV of ERISA.

“Software” has the meaning set forth in Section 3.16(a).

“Stock Consideration” has the meaning set forth in Section 2.2(ii).

“Stoneybrook Cash Payment” means the cash portion of the Stoneybrook Equity Tail Amount, to be calculated in a manner consistent with the Stoneybrook Settlement Agreement and as finally determined and set forth on the Final Closing Statement.

“Stoneybrook Equity Tail Amount” means the amounts owing to Barry Schwimmer and Stoneybrook Creatas Investors upon the Closing of the transactions contemplated by this Agreement pursuant to the Stoneybrook Purchase and Redemption Agreement, as finally determined and set forth in the Final Closing Statement.

“Stoneybrook Purchase and Redemption Agreement” means the Purchase and Redemption Agreement, dated as of June 30, 2003, by and among Creatas, Stoneybrook Creatas Investors and Barry Schwimmer.

“Stoneybrook Settlement Agreements” means (i) the Settlement Agreement and Release, by and among Creatas, Stoneybrook Creatas Investors, Barry Schwimmer and the other Persons party thereto, (ii) the Stoneybrook Purchase and Redemption Agreement and (iii) the Separation Agreement, dated as of June 30, 2003, by and among Creatas, Stoneybrook Creatas Investors, Barry Schwimmer and the other Persons party thereto.

“Stoneybrook Stock Payment” means the number of shares of Parent Common Stock comprising the stock portion of the Stoneybrook Equity Tail Amount, to be calculated in a manner consistent with the Stoneybrook Purchase and Redemption Agreement and as finally determined and set forth on the Final Closing Statement.

“Straddle Period” has the meaning set forth in Section 7.2(a).

“Straddle Tax Return has the meaning set forth in Section 7.2(a).

“Subsidiary” means “subsidiary” as defined in Rule 405 promulgated under the Securities Act.

“Substance” means, in respect of the Leased Property situated in the UK, any natural or artificial matter whether in solid or liquid form or in the form of a gas or vapor and for this purpose includes electricity, heat or radioactive emissions.

“Tax Claim” has the meaning set forth in Section 11.6.

“Tax Return” means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto or any additional or supporting materials) required to be supplied to a Governmental Agency or maintained, or required to be supplied or maintained, in connection with Taxes.

“Taxes” means all federal, state, local, foreign (including, without limitation, the UK) and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, stamp duty, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax, including without limitation (a) in the UK, corporation tax, capital gains tax, income tax to which the Pay As You Earn system applies, advance corporation tax, any liability arising under section 419 or 601 Income and Corporation Taxes Act 1988 of the UK, national insurance contributions, value added tax and input tax within the meaning of section 24 Value Added Tax Act 1994 of the UK; and (b) any interest, penalties or additions thereto (whether or not imposed on the Company, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax liability or any Person).

“Trade Secret” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Escrow Agreement and the MCG IH Escrow Agreement.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“UK Subsidiaries” means Dynamic Graphics (UK) Limited and IT Stock International Limited and “UK Subsidiary” shall be either one of them.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.7(b).

“Unaudited Balance Sheet Date” has the meaning set forth in Section 3.7(b).

“Unaudited Financial Statements” has the meaning set forth in Section 3.7(b).

“Unaudited MCG IH Financial Statements” has the meaning set forth in Section 4.9(e).

“Waste” in respect of the Leased Property situated in the UK includes any Substance to be disposed of, including any by-product, effluent or other surplus Substance arising from the application of any process, and any Substance or article of which is broken, worn out, contaminated or otherwise spoiled or unwanted, irrespective of whether it is capable of being recovered or recycled or has any value.

Section 1.2. Accounting Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

ARTICLE II.

SALE AND PURCHASE

Section 2.1. Agreement to Sell and to Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to the Purchaser (either directly or, in the case of MCG, indirectly by transfer of the MCG IH Stock), all of the Creatas Interests. At the Closing, (i) MCG shall deliver to the Purchaser or its designees a certificate or certificates representing the MCG IH Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank and (ii) the Sellers other than MCG shall deliver to the Purchaser or its designees a bill of sale or such other instrument or instruments of transfer satisfactory to the Purchaser effectively transferring the Creatas Interests held by such Sellers to the Purchaser.

Section 2.2. Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Creatas Interests (including, for the avoidance of doubt, the MCG IH Stock) shall be:

(i) $38,175,000 in cash, which amount shall be decreased or increased, as applicable, by the Net Current Asset Adjustment pursuant to Section 2.4; and

(ii) 1,483,073 shares of Parent Common Stock (the “Stock Consideration”).

Section 2.3. Closing Date Payments and Escrows.

(a) Closing Date Cash and Stock Payments. At the Closing or, in the case of the Closing Date Stock Payment, as soon thereafter as reasonably practicable, the Purchaser shall deliver to the Sellers, payable to them in accordance with their respective Percentage Interests, the following (each computed in accordance with the Final Closing Statement contemplated by Section 2.3(f)):

(i) by wire transfer of immediately available funds, an aggregate amount (the “Closing Date Cash Payment”) equal to $38,175,000 minus (A) the MCG Debt Amount, (B) the Moffly Change of Control Payment and the Dietrich Change of Control Payment, (C) the Stoneybrook Cash Payment, (D) $22,500 constituting the Sellers’ portion of the HSR Act filing fee, (E) the Seller Transaction Expenses and (F) $2,000,000 (the “Cash Escrow Amount”), which Cash Escrow Amount shall be paid into escrow and held in accordance with the terms of the Escrow Agreement; provided that the portion of the Closing Date Cash Payment otherwise payable to MCG as determined by its Percentage Interest of such payment shall be further reduced by $750,000 (the “MCG IH Escrow Amount”), which amount shall be paid into escrow and held in accordance with the terms of the MCG IH Escrow Agreement; and

(ii) an aggregate number of shares of Parent Common Stock (the “Closing Date Stock Payment”) equal to 1,238,281 shares less the Stoneybrook Stock Payment. The Purchaser shall use commercially reasonable efforts to cause Parent’s transfer agent to issue stock certificates representing the Closing Date Stock Payment on the Closing Date.

(b) Payments into Escrow. At the Closing or, in the case of the Escrow Shares, as soon as reasonably practicable thereafter, the Purchaser shall deliver to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement or the MCG IH Escrow Agreement, as applicable, the following:

(i) the Cash Escrow Amount by wire transfer of immediately available funds;

(ii) 244,792 shares of Parent Common Stock (the “Escrow Shares”); and

(iii) the MCG IH Escrow Amount by wire transfer of immediately available funds.

(c) Other Payments by Purchaser. At the Closing (or upon satisfaction of any applicable conditions to payment set forth below), the Purchaser shall make the following payments, each as finally determined in accordance with Section 2.3(f), by wire transfer of immediately available funds to the account specified by the applicable payee not later than two (2) Business Days prior to the Closing:

(i) Payment of MCG Debt Amount. Subject to the Purchaser’s receipt from MCG of a duly executed payoff letter containing customary terms reflecting the aggregate amount (including accrued and unpaid interest) outstanding under the MCG Credit Agreement as of the Closing Date (the “MCG Debt Amount”), the Purchaser shall pay such amount to MCG;

(ii) Change of Control Payments. The Purchaser shall pay the Moffly Change of Control Payment to David Moffly and the Dietrich Change of Control Payment to Dennis Dietrich, each of whom, by signing this Agreement, acknowledge and agree that such amounts are the entire amounts owing to them in respect of their respective employment agreements or arrangements, whether written or oral, with the Company;

(iii) Seller Transaction Expenses. The Purchaser shall pay the Seller Transaction Expenses; and

(iv) Stoneybrook Equity Tail Amount. Upon receipt of the release contemplated by Section 9.20 from Barry from Barry Schwimmer and Stoneybrook Creatas Investors, the Purchaser shall pay the Stoneybrook Cash Payment and issue shares of Parent Common Stock equal to the Stoneybrook Stock Payment (together constituting the Stoneybrook Equity Tail Amount) to Stoneybrook Creatas Investors.

(d) Allocation of Payment, Etc. The Closing Date Cash Payment and the Closing Date Stock Payment shall be allocated among and be payable to the Sellers in accordance with their respective Percentage Interests. Each Seller hereby acknowledges and agrees that the Purchaser shall not be liable to any Seller to the extent that a Seller is entitled (pursuant to the Creatas Operating Agreement or by Contract or otherwise) to a percentage of the Closing Date Cash Payment or the Closing Date Stock Payment in excess of such Seller’s Percentage Interest (as such amount may be reduced, in the case of MCG, by the MCG IH Escrow Amount). With respect to any payments to be made in shares of Parent Common Stock pursuant to this Agreement, Parent shall pay cash in lieu of issuing fractional shares, which cash payment shall be calculated based on the Deemed Value of a single share of Parent Common Stock multiplied by the share fraction otherwise to be issued.

(e) Allocation for Income Tax Purposes. Notwithstanding any other provision hereof to the contrary and unless otherwise required or mandated by any applicable Legal Requirement or Order, for income tax purposes, the Purchase Price is net of the following: (i) the portion of the MCG Debt Amount (including accrued and unpaid interest) on the books of and attributable to Dynamic Graphics, Inc., a wholly-owned Subsidiary of Creatas and co-borrower under the MCG Credit Agreement and (ii) the Moffly Change of Control Payment and the Dietrich Change of Control Payment.

(f) Determination of Payment Amounts, Percentage Interests and Deemed Pro Rata Shares. Not less than five (5) Business Days prior to the Closing Date, the Sellers shall prepare a statement (the “Preliminary Closing Statement”) setting forth (i) the Closing Date Cash Payment, the Closing Date Stock Payment, the Stoneybrook Equity Tail Amount and each of the other amounts to be paid by the Purchaser pursuant to Section 2.3(c) and (ii) the Percentage Interest of each of the Sellers and the Deemed Pro Rata Share of each of the Seller Parties. The Preliminary Closing Statement shall include detail reasonably sufficient for the Purchaser to verify the computation thereof and the Company and the Sellers shall provide the Purchaser with prompt and reasonable access to all personnel, accountants, books, records, workpapers and other information of the Company or the Sellers in order to allow the Purchaser to verify such computation. The Preliminary Closing Statement shall be subject to the approval of the Purchaser which approval shall not be unreasonably withheld. If the Purchaser reasonably objects to any item set forth on the Preliminary Closing Statement, the Sellers and the Purchaser shall meet and in good faith try to resolve their disagreements over any disputed items. The Preliminary Closing Statement as approved by the Purchaser or as modified and then agreed to by the Purchaser and the Sellers as set forth above shall be the “Final Closing Statement”.

Section 2.4. Purchase Price Adjustment.

(a) As soon as reasonably practical after the Closing, but in no event more than ninety (90) days after the Closing Date, the Purchaser shall prepare (i) a final consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), together with (ii) a schedule (the “Adjustment Report”) showing the computation of the Adjusted Net Current Assets of the Company as of the Closing Date, and the purchase price adjustment to be made in accordance with this Section 2.4. The Closing Date Balance Sheet shall be prepared in accordance with GAAP (absent footnote disclosure).

(b) Within thirty (30) days after receipt of the Closing Date Balance Sheet and the Adjustment Report, the Sellers may, by written notice to Purchaser made in good faith, object to the Closing Date Balance Sheet or the calculation of the Adjusted Net Current Assets of the Company as of the Closing Date set forth in the Adjustment Report. If the Sellers object in good faith to the Closing Date Balance Sheet or the Adjusted Net Current Assets of the Company as of the Closing Date as set forth in the Adjustment Report, the Sellers shall within such thirty (30) day period deliver written notice of its objection (the “Objection Notice”) to the Purchaser: (i) objecting in good faith to the Closing Date Balance Sheet and/or the Adjusted Net Current Assets of the Company as of the Closing Date set forth in the Adjustment Report, (ii) setting forth the items being disputed and the reasons therefor, and (iii) specifying the Sellers’ calculation of the Adjusted Net Current Assets of the Company as of the Closing Date and the adjustment to be made in accordance with this Section 2.4. In connection with the preparation of the Objection Notice, the Purchaser shall grant the Sellers’ accountants and other representatives reasonable access to all of the books and records of the Company. If the Sellers fail to deliver timely notice of their objection to the Closing Date Balance Sheet or the Adjusted Net Current Assets of the Company as of the Closing Date as set forth in the Adjustment Report, then the determination of the Adjusted Net Current Assets of the Company as of the Closing Date as set forth in the Adjustment Report shall be conclusive and binding upon the Purchaser and the Sellers.

(c) For thirty (30) days after delivery of any Objection Notice, the Purchaser and the Sellers shall attempt to resolve all disputes between them regarding the Adjusted Net Current Assets of the Company as of the Closing Date. If the Purchaser and the Sellers cannot resolve all such disputes within such thirty (30) day period, the matters in dispute shall be determined by KPMG, LLP, or such other nationally recognized independent public accounting firm as the parties may mutually agree (the “Arbiter”). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by the Sellers and the Purchaser to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Adjusted Net Current Assets of the Company as of the Closing Date. For purposes of the Arbiter’s determination, the amounts to be included shall be the appropriate amounts from the Closing Date Balance Sheet or the Adjustment Report, as the case may be, as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the Closing Date Balance Sheet, Adjustment Report, or Objection Notice or less than the lowest value for such item claimed by either party in the Closing Date Balance Sheet, Adjustment Report, or Objection Notice. The Purchaser and the Sellers shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon the Purchaser and the Sellers.

(d) The Purchaser and the Sellers shall each bear one-half of the fees and expenses of the Arbiter.

(e) Within five (5) Business Days after the final determination of the Adjusted Net Current Assets of the Company as of the Closing Date in accordance with this Section 2.4, (i) if the Adjusted Net Current Assets of the Company as of the Closing Date as finally determined pursuant to this Section 2.4 is greater than negative $3,842,000 (i.e., is closer to zero or is a positive number), then the Purchaser shall pay the Sellers, by wire transfer of immediately available funds and in accordance with their Percentage Interests, the amount of such excess and (ii) if the Adjusted Net Current Assets of the Company as of the Closing Date as finally determined pursuant to this Section 2.4 is less than negative $3,842,000 (i.e., is a larger negative number), then the Sellers shall refund to the Purchaser (in cash on a several basis or out of the Cash Escrow Account (as defined in the Escrow Agreement), at the Purchaser’s option) the amount of such deficit. The amount of the payment by the Purchaser pursuant to the immediately preceding clause (i) or the amount of the refund by the Sellers pursuant to the immediately preceding clause (ii), as applicable, is referred to as the “Net Current Asset Adjustment”. All payments pursuant to this Section 2.4(e) shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

(f) Nothing in this Section 2.4 or in the statements, reports or documents contemplated hereby shall affect the parties’ rights and obligations in respect of a breach or alleged breach of any representation or warranty herein.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows:

Section 3.1. Authority. Creatas has all requisite power and authority to execute and deliver the Transaction Documents, and the execution and delivery by Creatas of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Creatas, and do not require the consent or approval of any third party. This Agreement constitutes, and the other Transaction Documents when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies.

Section 3.2. Organization of the Company. Creatas is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. Creatas is duly qualified to do business and is in good standing in the states set forth on Schedule 3.2, such states being each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Creatas has the requisite limited liability company power and authority to own its properties and to conduct its business as presently conducted. Schedule 3.2 includes true and correct copies of the Organizational Documents of Creatas, and such Organizational Documents have not been repealed, modified or amended since the respective dates set forth therein.

Section 3.3. Capitalization of Creatas; Title to the Creatas Interests. Schedule 3.3 sets forth, with respect to each Seller, the Creatas Interest held by such Seller directly or, in the case of MCG, indirectly through MCG IH, which interests in the aggregate constitute the sole outstanding capital, profit, equity, membership, voting or similar interests in Creatas. Schedule 3.3 accurately sets forth the contributed capital and the allocation and distribution rights of each of the Sellers in respect of the Company. The Creatas Interests have been validly issued and are fully paid and nonassessable and no personal liability attaches to the ownership thereof. Except for this Agreement and the rights held by the Sellers pursuant to the Creatas Operating Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Creatas Interests or any other capital, profit, equity, membership, voting or similar interest in Creatas. The Sellers have and will have at the Closing valid and marketable title to the Creatas Interests, free and clear of any Liens, except those arising under this Agreement.

Section 3.4. No Conflict or Violation; Consents. Except as set forth on Schedule 3.4, neither the execution and delivery of any Transaction Document by Creatas nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Creatas, or (ii) any resolution adopted by the board of directors (or the equivalent) or the equity holders of Creatas;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or by any other Transaction Document or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Company, or any of the assets owned or used by the Company, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company or that otherwise relates to the Business, or any of the assets owned or used by the Company;

(d) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Agency;

(e) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract, material Lease or material Permit;

(f) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company; or

(g) except for filings under the HSR Act, the Securities Act, the Securities Exchange Act and any applicable state securities laws (and in the instance of each such act or law, the rules and regulations promulgated thereunder), require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of the Company; provided, however, that no representation or warranty is made hereby by the Company with respect to the effect of antitrust laws or regulations.

Section 3.5. Subsidiaries and Investments.

(a) Schedule 3.5 sets forth a complete and accurate list of the Company’s Subsidiaries. Except as set forth on Schedule 3.5, the Company does not own, directly or indirectly, any securities, shares of capital stock or equity interests of, or any equity participation in, any Person.

(b) Each Subsidiary listed on Schedule 3.5 is a corporation or limited liability company validly existing, and in good standing under the laws of the jurisdiction indicated on Schedule 3.5 and has the requisite power to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) All of the outstanding capital or equity interests of each Subsidiary are duly authorized, validly issued, fully paid, and non-assessable, and are directly or indirectly owned by Creatas free and clear of any Lien other than as set forth on Schedule 3.5.

(d) Except as set forth on Schedule 3.5, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character (i) evidencing the right to purchase or subscribe for any shares of capital stock or equity interests of a Subsidiary owned by the Company and set forth on Schedule 3.5 or (ii) obligating any Subsidiary of the Company to issue any additional shares of its respective capital stock or equity interests.

(e) Schedule 3.5 includes true and complete copies of the Organizational Documents of each Subsidiary and such Organizational Documents have not been repealed, modified or amended since the respective dates set forth therein.

Section 3.6. Representations Relating to UK Subsidiaries.

(a) Shadow Directors. No person is a “shadow director” (within the meaning of section 741(2) Companies Act 1985 of the UK) of any UK Subsidiary.

(b) Books, Records and Returns. The register of members, minute books, other statutory books and registers and all other records required to be kept by each UK Subsidiary under the Companies Act 1985 of the UK or any other Legal Requirement are in the possession and ownership or under the control of that UK Subsidiary, have been properly kept and contain complete and accurate details of the matters which should be dealt with in those books, registers and records. No claim has been made that any of such books, registers and records is incorrect or should be rectified. All returns, particulars, resolutions and other documents required by the Companies Act 1985 of the UK or any other legislation to be given or delivered by any UK Subsidiary to the registrar of companies or any other governmental, regulatory or other authority of competent jurisdiction have been correctly made up and duly given or delivered.

(c) Data Protection.

(i) Each UK Subsidiary has at all times complied in all material respects with all relevant and applicable requirements of (A) the Data Protection Act 1984 of the UK (and the data protection principles set out in the schedule to that Act) at all times while that Act was in force, (B) the Data Protection Act 1998 of the UK, (C) the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000, (D) the Telecommunications (Data Protection and Privacy) Regulations 1999 at all times while those Regulations were in force and the Privacy and Electronic Communications (EC Directive) Regulations 2003, (D) and applicable codes of practice and/or guidance issued by or with the approval of the Information Commissioner appointed in the UK (“Information Commissioner”) or any trade association or body of which the Company and/or any of the Subsidiaries is a member.

(ii) Neither the Company nor any of the UK Subsidiaries has received a notice (including, without limitation, any enforcement notice), letter, complaint, notification of a request for assessment under section 42 Data Protection Act 1998 of the UK or other communication from the Information Commissioner or another person alleging breach by it of any of the statutes and/or codes of practice and/or guidance referred to in this Section 3.6(c), and to the Company’s Knowledge there are no circumstances which might give rise to any such notice, letter, complaint, notification or communication being served, given or made.

(iii) No order has been made against the Company or any UK Subsidiary for the rectification, blocking, erasure or destruction of any Personal Data under the statutes and/or codes of practice and/or guidance referred to in Section 3.6(c)(i), to the Company’s Knowledge no application for such an order is outstanding and to the Company’s Knowledge there are no circumstances which might lead to any application for such an order being made.

(iv) Neither the Company nor any UK Subsidiary has received a warrant under schedule 4 of the Data Protection Act 1984 of the UK or schedule 9 of the Data Protection Act 1998 of the UK authorizing the Information Commissioner (or any of his officers or servants) to enter any of the premises of the Company or any UK Subsidiary, and to the Company’s Knowledge there are no circumstances which might lead to any application for such a warrant being made.

(d) E-Commerce.

(i) The Company has complied in all material respects with the applicable general information requirements of the Electronic Commerce (EC Directive) Regulations 2002 of the European Union with respect to the websites operated by the Company in the conduct of its Business.

(ii) No order has been made under section 8 of the Enterprise Act 2002 of the UK or the Stop Now Orders (EC Directive) Regulations 2001 of the European Union and no proceedings have been brought under section 35 of the Fair Trading Act 1973 of the UK by the Director General of Fair Trading (appointed in the UK) or any other person in relation to the websites operated by the Company in the conduct of its Business.

(e) Distance Contracts.

(i) In relation to any agreements formed by any UK Subsidiary with consumers at a distance, such UK Subsidiary has complied in all material respects with all relevant applicable requirements of the Consumer Protection (Distance Selling) Regulations 2000 of the European Union (“Distance Selling Regulations”).

(ii) In relation to any agreements formed by any UK Subsidiary with customers via the websites operated by the Company in the conduct of its Business or by other electronic means, such UK Subsidiary has complied in all material respects with all relevant applicable requirements of the Electronic Commerce (EC Directive) Regulations 2002 of the European Union (“E-Commerce Regulations”).

(f) Health and Safety.

(i) The UK Subsidiaries comply in all material respects with all conditions, limitations, obligations, prohibitions and requirements contained in any Health and Safety Laws and to the Company’s Knowledge there are no circumstances which may lead to any breach of any Health and Safety Laws.

(ii) There have been no claims, investigations or proceedings against or threatened against the Company or any of the UK Subsidiaries or any of its directors, officers or employees in respect of accidents, injuries, illness, disease or any other harm to the health and safety of employees, contractors or any other persons caused by breaches of Health and Safety Laws or otherwise and to the Company’s Knowledge there are no circumstances which may lead to any such claims, investigations or proceedings.

(iii) All information provided by and on behalf of the Company or any of the UK Subsidiaries to any statutory authority and all records and data required to be maintained by the Company or any of the UK Subsidiaries under the provisions of any Health and Safety Laws are complete and accurate.

Section 3.7. Financial Statements.

(a) The audited balance sheet of the Company at December 31, 2003 (the “Balance Sheet”), and related statement of income, retained earnings and cash flows for the twelve months then ended and the notes thereto (collectively, the “Financial Statements”), (i) are included as Schedule 3.7(a), (ii) were prepared in accordance with GAAP, (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, (iv) are complete, correct and accordance with the books of account and records of the Company, (v) can be properly reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for income tax purposes, and (vi) reflect accurately all costs and expenses of the Company as if the Company were independent and not affiliated with any other corporation or business.

(b) The unaudited balance sheet (“Unaudited Balance Sheet”) as of December 31, 2004 (the “Unaudited Balance Sheet Date”), and the related statement of income for the twelve months then ended (collectively, the “Unaudited Financial Statements”), (i) are included as Schedule 3.7(b), (ii) were prepared in accordance with GAAP (absent footnote disclosure), (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, (iv) are complete, correct and accordance with the books of account and records of the Company, (v) can be properly reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for income tax purposes, and (vi) reflect accurately all costs and expenses of the Company as the Company were independent and not affiliated with any other corporation or business.

Section 3.8. Undisclosed Liabilities. Since the Unaudited Balance Sheet Date, the Company has no material Liabilities, except for Liabilities: (a) reflected or reserved for on the Unaudited Balance Sheet or the Closing Date Balance Sheet, as the case may be, (b) relating to performance obligations under Leases, Contracts and Permitted Liens in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on the Unaudited Balance Sheet or the Closing Date Balance Sheet, as the case may be, or (c) as set forth on Schedule 3.8.

Section 3.9. Material Adverse Effect. Other than changes resulting from general economic conditions or as described on Schedule 3.9, since the Unaudited Balance Sheet Date there has not been any Material Adverse Effect, nor to the Company’s Knowledge have any events occurred nor do any circumstances exist which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.10. Real Property.

(a) Schedule 3.10(a) lists all real property owned by the Company (the “Owned Real Property”). The Company has good and marketable title in fee simple to the Owned Real Property free and clear of any Liens other than Permitted Liens. All buildings, plants, and structures included on the Owned Real Property lie wholly within the boundaries of the Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(b) Schedule 3.10(b) contains a list of all leases and subleases, together with any amendments and supplements thereto and any subordination, nondisturbance and attornment agreements and guarantees (the “Leases”), with respect to all real property leased by the Company (the “Leased Property”). Each Lease is in full force and effect, the Company has performed all material obligations required to be performed by it to date under each of the Leases and the Company is not in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). The Company has not given notice to any of the landlords under the Leases alleging any defaults. No amount due under the Leases by the Company remains unpaid, and to the Company’s Knowledge no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. The Company has delivered to the Purchaser a copy of each Lease, and all amendments thereto, listed in Schedule 3.10(b), except to the extent otherwise noted therein.

(c) The covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments affecting the Owned Real Property or Leased Property do not and will not, with respect to each Owned Real Property or Leased Property, materially impair the Company’s ability to use any such Owned Real Property or Leased Property in the operation of the Company’s business as presently conducted. The Company has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Owned Real Property, except as would not materially impair the Company’s ability to use any such Owned Real Property in the operation of the Company’s business as presently conducted.

(d) All brokerage commissions and other compensation and fees payable by reason of the Leases or the Owned Real Property have been paid in full or are reflected in the Unaudited Balance Sheet except for such commissions and other compensation related to options or extensions in the Leases which are not yet exercised.

(e) To the Company’s Knowledge, all buildings, structures, improvements and fixtures owned, leased or used by the Company in the conduct of its business at the Owned Real Property and Leased Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in good operating condition and repair.

(f) The Company has not received notice of any outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Owned Real Property or Leased Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on such property.

(g) To the Company’s Knowledge, all public utilities required for the operation of the Owned Real Property and the Leased Property and necessary for the conduct of the business of the Company are installed and operating, and all installation and connection charges, to the Company’s Knowledge, are paid in full.

(h) Except as set forth in Schedule 3.10(b), the Owned Real Property and the Leased Property are not subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

(i) To the Company’s Knowledge, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which the Company is responsible under the Leases in the buildings or improvements are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which the Company is responsible under said Leases are in good condition and free of leaks and other material defects. All such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are, to the Company’s Knowledge, in good working order and condition and free of leaks and other material defects. The plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems of the buildings and improvements located on the Owned Real Property and Leased Property are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements located on the Owned Real Property and Leased Property are in good condition and free of leaks and other material defects.

Section 3.11. Condition and Compliance of Property.

(a) Schedule 3.11(a) contains a list of owned computers, information technology, hardware, owned software, facsimile machines and copier machines that are material to the Business. As of such date, the Company owned outright and had good and marketable title to all such personal property subject to no Lien except Permitted Liens and except as set forth on Schedule 3.11(a).

(b) Schedule 3.11(b) sets forth the name, parties and date of all personal property leases to which the Company is a party or in respect of the Business. Except as set forth in Schedule 3.11(b), the Company holds good leaseholds in all of the personal property shown or required to be shown on Schedule 3.11(b) as leased by the Company, in each case under valid and enforceable leases. The Company is not, and has not received notice that any other party to any such personal property lease is, in material breach of or default under any lease of any item of personal property listed on Schedule 3.11(b) (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

(c) The assets of the Company: (i) in the aggregate are adequate to conduct the operations of the Company in substantially the manner currently conducted, (ii) are suitable for the purposes for which they are currently used, (iii) have been maintained in accordance with the Company’s historical practices, and (iv) are in good condition, ordinary wear and tear excepted. Each plant, building, office, shop and other structures and each item of personal property is in good operating condition and is suitable and sufficient for the operation of the business of the Company as currently conducted.

Section 3.12. Compliance with Legal Requirements.

(a) Except as set forth on Schedule 3.12(a), the Company has complied with, has not received any notice of violation of, and has no Knowledge of any Basis which with or without notice could reasonably be expected to constitute a violation of, any material Legal Requirements. Except as set forth on Schedule 3.12(a), the Company has not received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Seller Parties or the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor is there any Basis for any such notice or other communication.

(b) Schedule 3.12(b) sets forth a list of each Permit that is necessary or appropriate for the operations of the Company as currently conducted or currently proposed to be conducted, including the issuing Governmental Agency, the expiration date, and the permit number. All Permits included on Schedule 3.12(b), except as noted therein, are in full force and effect and no proceeding is pending or, to the Company’s Knowledge, threatened, to revoke or limit any such Permit, nor is there a Basis for any such revocation. Except as set forth in Schedule 3.12(b):

(i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Permit listed in Schedule 3.12(b);

(ii) neither the Sellers nor the Company has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, nor is there any Basis for such notice or other communication; and

(iii) all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

Section 3.13. Affiliate Agreements and Liabilities.

(a) Except as set forth on Schedule 3.13, there are no written or oral Contracts between the Company and any Seller Party, officer, director or employee of the Company, any Seller Party or Affiliate thereof, including, without limitation, any such Contracts relating to the provision of any services by the Company to any such Person, or by any such Person to the Company.

(b) Except as set forth on Schedule 3.13, since the Unaudited Balance Sheet Date, there have been no transactions, agreements, arrangements or indebtedness between the Company and (x) any Seller Party, (y) any director, officer, employee or Affiliate of the Company or (z) any member of the immediate family of any individual described in clause (x) or (y) of this sentence.

(c) The Stoneybrook Equity Tail Amount represents the entire amount payable to Barry Schwimmer and Stoneybrook Creatas Investors in connection with the transactions contemplated by this Agreement and, upon payment of the Stoneybrook Equity Tail Amount by the Purchaser, the Company will have no further Liability to either of them and neither of them shall have any claim for Liability against the Company, Purchaser or Parent or with respect to the Creatas Interests.

Section 3.14. Contracts.

(a) Schedule 3.14 hereto lists all of the Contracts, commitments, arrangements and understandings which are material to the properties, conduct, operations or financial condition of the Company or are otherwise material.

(b) Except as set forth on Schedule 3.14 (and for Leases and Permitted Liens), the Company is not a party to or bound by any:

(i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;

(ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the ordinary course of business in connection with the deposit of items for collection, and statutory warranties;

(iii) agreement or arrangement for the sale or lease of any of its assets other than in the usual, regular and ordinary course of business;

(iv) agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets;

(v) Contract for the future purchase of materials, supplies, services, merchandise, or equipment parts;

(vi) Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, interests or stock of other companies;

(vii) distribution, dealership, representative, broker, sales agency, advertising or consulting Contract excepting any such contract that is terminable at will, or by giving notice of 30 days or less, without Liability;

(viii) lease or other agreement for the use of real or personal property;

(ix) agreement imposing non-competition or exclusive dealing obligations on it;

(x) agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xi) license or royalty agreement with obligations payable by or to the Company;

(xii) Contract or agreement for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

(xiii) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

(xiv) Contract which (A) involves future payment by or to the Company or (B) is otherwise material to the extent relating to the conduct of the Business of the Company.

(c) Each Contract, including the Contracts listed or required to be listed on Schedule 3.14, is valid, binding and enforceable against the Company, and to the Company’s Knowledge the other parties thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under each of the Contracts. Except as set forth in Schedule 3.14, neither the Company nor, to the Company’s Knowledge, any other party thereto is in material breach of or default under any Contract to which the Company is a party or by which it is bound or to which its assets are subject (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). The Sellers have delivered to the Purchaser a copy of each Contract or other written evidence of the obligations, and all amendments thereto, listed or required to be listed in Schedule 3.14, except to the extent otherwise noted thereon.

Section 3.15. Intellectual Property.

(a) Schedule 3.15 contains a list of all material Intellectual Property (other than Trade Secrets, non-customized computer software, copyrights subsisting in software used or licensed by the Company and customer lists) which the Company owns or has used in connection with, or which relate to, the Business, and all registrations and applications for the foregoing, setting forth the jurisdictions in which the Intellectual Property has been registered or in which a Patent has been issued or in which an application for such registration or Patent has been filed, the owner of record and any material licenses, sublicenses and other agreements in which the Company grants a license to any Person to use the Intellectual Property. Except as set forth on Schedule 3.15 the Company is the owner of all right, title, and interest in the Intellectual Property material to the Business, free and clear of all Liens and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property.

(b) Schedule 3.15 contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which the Company is the licensee. There are no outstanding and, to the Company’s Knowledge, no threatened disputes or disagreements with respect to any such agreement.

(c) The Intellectual Property set forth on Schedule 3.15 is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees which have fallen due on or prior to the effective date of this Agreement have been paid. The grants, registrations and applications for the Intellectual Property have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction. All products made, used, or sold under the Patents have been marked with the proper notice. All products and materials containing a Mark bear the proper notice where permitted by law.

(d) Trade Secrets

(i) With respect to each Trade Secret specified in Schedule 3.15, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets specified in Schedule 3.15. To the Company’s Knowledge, the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. Such Trade Secrets are not subject to any adverse claim and have not been challenged or threatened in any way.

(e) To the Company’s Knowledge, (i) there are no conflicts with or infringements of any Intellectual Property by any third party, (ii) no Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding, (iii) no Mark has been or is now involved in any opposition, invalidation or cancellation and no such action is threatened with respect to any of the Marks, and (iv) the conduct of the Company of the Business as currently conducted does not conflict with or infringe in any way with any proprietary right of any third party, which conflict or infringement could have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or threatened against the Company (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(f) Except as set forth on Schedule 3.15, all consents, filings and authorizations by or with Governmental Agencies or third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained.

(g) The Company has not entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any person relating to the Intellectual Property or the intellectual property of any third party other than as may be contained in the license agreements listed in Schedule 3.15. Except as set forth in Schedule 3.15, the Company is not under any obligation to pay royalties or similar payments in connection with any license to any of its Affiliates.

(h) Except as set forth on Schedule 3.15, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or any other Transaction Document or the performance of its obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property. The validity and enforceability of the Intellectual Property and the registration thereof has not been impugned or otherwise affected adversely as a result of the consummation of the transactions contemplated by the Transaction Documents.

(i) To the Company’s Knowledge, no former or present employees, officers or directors of the Company hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

(j) The Intellectual Property is sufficient, adequate and all that is necessary for the Company to carry on the Business as presently conducted.

Section 3.16. Software.

(a) The current software applications used by the Company in the operation of the Business are set forth and described on Schedule 3.16 hereto (the “Software”). To the extent the Software has been designed or developed by the Company’s management information or development staff or by consultants on the Company’s behalf, are original and are protected by the copyright laws of the United States (although not necessarily registered with the U.S. Copyright Office), and the Company has complete rights to and ownership of such Software. No part of any such Software or the use thereof in accordance with the Company’s Business practices infringes upon the rights of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, patents, trade secrets and rights of privacy or publicity. The Company has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software other than relating to licenses from third party software licensors in the normal course of business. The Company has not granted any rights, including escrow rights to the source code of any Software.

(b) Material Software, to the extent it is licensed from any third party licensor or constitutes “off-the-shelf” software, is held by the Company legitimately and is fully paid up and freely transferable without any third party consent. All of the Company’s computer hardware has legitimately-licensed software installed therein.

(c) The Software is free from any significant software defect or programming or documentation errors that would impede the operation of the Software, which operates and runs in a reasonable and efficient business manner, conforming to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

(d) The Company has not knowingly altered the data, or any Software or supporting software which may in turn damage the integrity of the data, stored in electronic, optical or magnetic form. Except as set forth on Schedule 3.16 hereto, the Company has no Knowledge of the existence of any bugs or viruses in the Software.

Section 3.17. Labor Relations. Except as set forth on Schedule 3.17, the Company is not a party to any collective bargaining agreement covering Employees, there are no controversies or unfair labor practice proceedings pending or, to the Company’s Knowledge, threatened between the Company and any of its current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of the Company that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. To the Company’s Knowledge, except as set forth on Schedule 3.17, no organizational effort is presently being made or, to the Company’s Knowledge, threatened by or on behalf of any labor union.

Section 3.18. Employee Benefits.

(a) Schedule 3.18(a) sets forth all Employee Benefit Plans and all other employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for Employees or Former Employees. Each of the employee benefit plans, practices and arrangements set forth on Schedule 3.18(a) shall hereafter be referred to as a “Plan” (or “Plans” as the context may require).

(b) Except with respect to any Multiemployer Plan, copies of the following documents, with respect to each of the Plans as applicable, have been delivered to Purchaser by the Sellers: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent IRS Form 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.

(c) Except as set forth on Schedule 3.18(c), none of the Plans is a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred any Liability resulting from a complete or partial withdrawal from any Multiemployer Plan, and none of them has incurred, or is reasonably likely to incur, any Liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full, and to the Company’s Knowledge, no event has occurred that would subject the Company or any ERISA Affiliate to any such liability.

(d) Neither the Company nor any ERISA Affiliate has incurred, or is reasonably likely to incur, any Liability under Section 4062, 4063 or 4064 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA with respect to any Single-Employer Plan, and to the Company’s Knowledge, no event has occurred that would subject the Company or any ERISA Affiliate to any such Liability. All premiums due to the PBGC with respect to all Single-Employer Plans maintained by the Company and its ERISA Affiliates have been timely paid. Neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Except as set forth on Schedule 3.18(d), there has been no “reportable event”, within the meaning of Section 4043 of ERISA, with respect to any Single-Employer Plan maintained by the Company or its ERISA Affiliates which would require the giving of notice to the PBGC. No Single-Employer Plan maintained by the Company or its ERISA Affiliates has incurred an accumulated funding deficiency within the meaning of Section 412 of the Code.

(e) Except with respect to any Multiemployer Plan, each Plan complies with, and has been established, operated and administered in accordance with its terms and the requirements of, ERISA, the Code and other applicable Legal Requirements.

(f) Except with respect to any Multiemployer Plan, there are no material pending or, to Company’s Knowledge, threatened claims against or involving any Plan, the assets of any trust under any Plan or any Plan Administrator or any Plan Trustee (other than routine claims for benefits).

(g) Neither the Company nor any ERISA Affiliate has incurred any liability for any tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA with respect to any Plan.

(h) With respect to each Plan that is a Single–Employer Plan, the most recent actuarial report prepared by the Plan’s actuary, using the actuarial methods and assumptions contained in such report, fairly presents the fair market value of the assets of each such Plan and the present value of the Liabilities in respect of the benefits accrued under each such Plan, and since the date of such actuarial report there has been no material adverse change in the funded status of any such Plan after taking into account the additional accrual of benefits by participants since the date of such actuarial report through the Closing Date.

(i) Each Plan which is intended to qualify under Section 401(a) of the Code has received an IRS determination letter concluding that such Plan so qualifies in form, and no event has occurred and no condition exists that, to the Company’s Knowledge, would cause such Plan to lose its qualified status.

(j) Except as set forth on Schedule 3.18(j) or as may be required under Section 4980B of the Code, Section 601 of ERISA or other applicable Legal Requirements, the Company does not have any Liability for post-retirement medical or life insurance benefits or coverage for any Employee or former Employee or any dependent of any such employee. The reserve reflected in the Closing Date Balance Sheet will be adequate in accordance with GAAP for the payment or provision of all such benefits.

(k) Except as set forth on Schedule 3.18(k), the consummation of the transactions contemplated by the Transaction Documents will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by the Company to or in respect of any Employee or former Employee or the beneficiary or dependent of any such employee under any Plan.

(l) Any Plan which is sponsored or maintained in the UK provides only money purchase benefits (within the meaning of section 181 UK Pension Schemes Act 1993 of the UK).

(m) Schedule 3.18(m) set forth a complete and accurate list of (i) the names of the Employees of the Company as of the date hereof and, with respect to each such employee, sets forth such Employee’s current position, salary, commissions, bonus, date of hire, permitted vacation time and amount of vacation time accrued and taken over the prior twelve month period, date of last increase in base salary, and primary office location of such employee, and (ii) all open employment positions at the Company by title and proposed compensation level.

Section 3.19. Insurance. Schedule 3.19 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the “Insurance Policies”) providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the Insurance Policies. There is no claim by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Company has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing the Company that any coverage listed on Schedule 3.19 will or may not be available in the future on substantially the same terms as now in effect.

Section 3.20. Litigation. Except as set forth in Schedule 3.20, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or to the Company’s Knowledge threatened before any Governmental Agency brought by or against the Sellers, the Company or any of their respective officers, directors, managers, Employees, agents or Affiliates involving, affecting or relating to any assets, properties or operations of the Company, the Business or the transactions contemplated by the Transaction Documents, nor to the Company’s Knowledge is there any Basis for any such action, suit, proceeding or investigation. Schedule 3.20 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor any of its assets or properties is subject to any Order that affects or might affect its assets, properties, operations, net income or financial condition or the Business or which would or might interfere with or delay consummation of the transactions contemplated by the Transaction Documents.

Section 3.21. Environmental Matters. Except as set forth on Schedule 3.21:

(a) the Company is, and since January 1, 2001 (the “Environmental Reference Date”) has been, and to the Company’s Knowledge, prior to the Environmental Reference Date was, in compliance with all Environmental Laws;

(b) the Company has no Liability, whether contingent or otherwise, under any Environmental Law;

(c) no request for information, notice, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law by or relating to operations or properties of the Company has been received by or threatened in writing against the Company since the Environmental Reference Date, or, to Company’s Knowledge, before the Environmental Reference Date;

(d) the Company has not entered into or been subject to, and is not currently a party or respondent to, any Orders nor are any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Company’s Knowledge, threatened, relating to any Environmental Law affecting the Company;

(e) the Company has neither expressly nor by operation of law assumed or undertaken any Liability, including without limitation any obligation for Costs of Remediation, of any other Person;

(f) the Company has not, and the Sellers have no Knowledge of any other Person who has, caused any Release or threatened Release of any Hazardous Material on, in, under, or from the Owned Real Property or Leased Property nor do the Sellers have Knowledge of any such Release;

(g) the Company has not received any written or, to the Company’s Knowledge, other communication indicating or claiming potential Liability for Damages or Costs of Remediation with respect to a Release or threatened Release of any Hazardous Material; and

(h) all environmental site assessment reports (including any Phase I or Phase II reports), and all investigation, remediation or compliance studies, audits, assessments or similar documents which are in the possession of the Company and relate to either the Company, the Owned Real Property or Leased Property, have been made available to Purchaser.

Section 3.22. Tax Matters.

(a) Except as otherwise disclosed in Schedule 3.22(a), (i) the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable Legal Requirements to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of each such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) or to which the Company may be liable under Treasury Regulations § 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any Affiliated Group (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP; (v) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Agency; (vi) no written claim has been made by any Governmental Agency in a jurisdiction where the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Company’s Knowledge is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (except (A) with respect to Dynamic Graphics, Inc., requests made after March 15, 2005 or (B) with respect to Creatas or any Subsidiary treated for tax purposes as a partnership, requests made after April 15, 2005); (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (ix) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds, allocation or sharing of Taxes, distributions on account of Taxes or similar Tax matters; (x) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company.

(b) (i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date; (ii) the Sellers and/or the Company are not a “foreign person” within the meaning of Section 1445 of the Code; (iii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (iv) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(c) The Company and each of its Subsidiaries (other than PictureQuest Acquisition Company, L.L.C.) is and has been at all times from its organization treated as either a corporation for U.S. federal income tax purposes. Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (w) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign law), (x) as a transferee or successor, (y) by contract, or (z) otherwise. With respect to Creatas and each Subsidiary treated as a partnership for U.S. federal income tax purposes a valid election provided in Code Section 754 has been made and is in effect as of the Closing Date.

Section 3.23. Unaudited Operations. Since the Unaudited Balance Sheet Date, the Company has operated only in the Ordinary Course of Business, and except as set forth in Schedule 3.23 the Company has not:

(a) suffered any Material Adverse Effect, nor to its Knowledge have any events occurred nor do any circumstances exist which could reasonably be expected to result in a Material Adverse Effect;

(b) changed its authorized or issued equity interests; granted any option, warrant or right to purchase equity interests; issued any security convertible into such equity interests; or made any Equity Distributions;

(c) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability, except in the Ordinary Course of Business;

(d) mortgaged or pledged any of its assets, tangible or intangible, except for Permitted Liens;

(e) sold or transferred or agreed to sell or transfer any of its assets or canceled or agreed to cancel any debts or claims except in the Ordinary Course of Business;

(f) suffered any extraordinary losses or, except in the Ordinary Course of Business, waived any material rights;

(g) terminated any contract, agreement, license, or other instrument to which it is a party, except in the Ordinary Course of Business;

(h) other than the agreement to make the Dietrich Change of Control Payment, increased the rate of compensation payable by it to any employee whose compensation is determined other than by multiplying the number of hours worked by an hourly rate (a “Salaried Employee”) over the rate being paid or accrued to them as of the Unaudited Balance Sheet Date (other than increases, consistent with past practices and set forth on Schedule 3.23, granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof);

(i) made or agreed to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any of its Salaried Employees, or any general increase in the salary or bonus payable or to become payable by the Company to any Employee other than Salaried Employees (other than increases, consistent with past practices and set forth on Schedule 3.23, granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof);

(j) entered into any agreement, written or oral, providing for the employment of any Employee or any severance or termination benefits payable or to become payable by the Company to any Employee;

(k) taken any action which would have constituted a breach of any covenant of the Company set forth in Article VI or VII if such negative covenant had applied since the Unaudited Balance Sheet Date;

(l) materially changed the terms and conditions of commercial relationships with suppliers or customers; or

(m) suffered any shortages of materials or supplies that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.24. Brokers. All negotiations relative to the Transaction Documents and the transactions contemplated hereby and thereby have been carried on by the Sellers and the Company without the intervention of any other Person (other than SG Cowen & Co., LLC, the fees and expenses of which shall be paid by the Purchaser pursuant to Section 2.3(c)(iii)) acting on their behalf in such manner as to give rise to any valid claim by any such Person against the Company or Purchaser for a finder’s fee, brokerage commission or other similar payment based on an arrangement with the Sellers.

Section 3.25. Books and Records of the Company. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Purchaser, are complete and correct, accurately reflect in reasonable detail the transactions to which the Company is a party or by which its properties are bound in accordance with GAAP and have been maintained in accordance with sound business practices and, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the members or stockholders, the boards of directors, and committees of the board of directors of the Company, and no meeting of any such members or stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to the Purchaser.

Section 3.26. Customers and Suppliers. Schedule 3.26 lists the ten largest customers and the ten largest suppliers (measured by dollar volume) of the Company during the last fiscal year (“Major Customers” and “Major Suppliers,” respectively) and the amount of business done with each Major Customer and Major Supplier in such year. As of the date of this Agreement, except as set forth on Schedule 3.26, (a) the Company is not engaged in a material dispute with any Major Customer or Major Supplier, (b) there has been no material adverse change in the business relationship of the Company with any Major Customer or Major Supplier since December 31, 2004, and (d) no Major Customer or Major Supplier has threatened in writing any material modification or change in the business relationship with the Company.

Section 3.27. Certain Payments. Neither the Sellers nor the Company nor any of their respective directors, officers, agents, or Employees, or to the Company’s Knowledge any other Person associated with or acting for or on behalf of the Sellers or the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 3.28. Accounts. Schedule 3.28 hereto correctly identifies each bank account, brokerage account and safety deposit box maintained by or on behalf or for the benefit of the Company and the name of each person with any power or authority to act with respect thereto.

Section 3.29. Wholly Owned and Perpetual Licensed Media. The Company has good and marketable title to at least 16,000 wholly owned, marketable digital images and 85,000 perpetual licensed digital images.

Section 3.30. Disclosure. There is no fact known to the Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Schedules hereto.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party severally, but not jointly, represents and warrants to the Purchaser solely with respect to itself as follows:

Section 4.1. Organization; Authority. MCG Capital Corporation is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the other Sellers is a limited liability company validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each Seller Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, and the execution and delivery by such Seller Party of such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller Party, and does not require the consent or approval of any third party. This Agreement constitutes, and the other Transactions Documents to which such Seller Party is a party, when executed and delivered by the parties thereto, will constitute, the legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies.

Section 4.2. No Litigation. With respect to such Seller Party, except as set forth on Schedule 4.2, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to such Seller Party’s Knowledge, threatened before any Governmental Agency brought by or against such Seller Party, or any of its respective officers, directors, Employees, agents or Affiliates, nor, to such Seller Party’s Knowledge, is there any Basis for any such action, suit, proceeding or investigation, which would or might interfere with or delay consummation of the transactions contemplated by the Transaction Documents. Schedule 4.2 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations.

Section 4.3. Non-Contravention; No Conflict or Violation; Consents. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or any other Transaction Document by such Seller Party, nor the consummation or performance of any of the transactions contemplated hereby or thereby by such Seller Party will, directly or indirectly (with or without notice or lapse of time) with respect to such Seller Party:

(a) contravene, conflict with or result in a violation of any provision of (i) such Seller Party’s Organizational Documents or (ii) any resolution adopted by the board of directors (or the equivalent) or the equity holders of any of the Sellers;

(b) contravene, conflict with or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement to which such Seller Party may be subject;

(c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract, material Lease or material Permit to which the Company is a party or is bound;

(d) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company; or

(e) except for filings under the HSR Act, the Securities Act, the Securities Exchange Act or any applicable state securities laws (and in the instance of each such act or law, the rules and regulations promulgated thereunder), require the consent, approval or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of such Seller; provided, however, that no representation or warranty is made hereby by any Seller Party with respect to the effect of antitrust laws or regulations.

Section 4.4. Broker’s Fees. All negotiations by such Seller Party relative to the Transaction Documents and the transactions contemplated hereby and thereby have been carried on by such Seller Party without the intervention of any other Person (other than SG Cowen & Co., LLC, the fees and expenses of which shall be paid by the Purchaser pursuant to Section 2.3(c)(iii)) acting on such Seller’s behalf in such manner as to give rise to any valid claim by any such Person against the Company or the Purchaser for a finder’s fee, brokerage commission or other similar payment based on an arrangement with such Seller Party.

Section 4.5. Investment Intent; Status. The Stock Consideration will be acquired hereunder solely for the account of the Sellers for the further account of the Seller Parties, as members or shareholders of the Sellers, for investment, and not with a view to the resale or distribution thereof in violation of the Securities Act, subject to the right of the Sellers to sell, assign, transfer, distribute or engage in any transaction with respect to any or all of the Stock Consideration, as contemplated by the Registration Rights Agreement or as otherwise permitted by applicable law. Except as set forth on Schedule 4.5, each Seller Party is an “accredited investor” within the meaning of Regulation 501 promulgated under the Securities Act.

Section 4.6. Securities Not Registered. Each Seller Party understands that the Shares have not been registered under the Securities Act, by reason of their issuance by

Purchaser in a transaction exempt from the registration requirements of the Securities Act, and that the Shares must continue to be held by the Sellers unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Each Seller Party understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts over limited periods.

Section 4.7. Securities Representations.

(a) Resale Restrictions. Each Seller Party covenants, warrants and represents that none of the Shares issued to each Seller will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules of regulations of the Securities and Exchange Commission and applicable state securities laws, and the applicable provisions of this Agreement. All certificates evidencing Shares shall bear an appropriate legend reflecting such restrictions. In addition, stock certificates evidencing Shares shall bear any legend required by the securities or blue-sky laws of the state where the Seller resides.

(b) Ability to Bear Economic Risk; Access to Information. Each Seller Party covenants, warrants and represents that such Seller Party is able to bear the economic risk of an investment in the Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that such Seller Party is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his or its own interests in connection with the acquisition of the Shares. Each Seller Party identified on Schedule 4.5 acknowledges that David Moffly has acted as such Seller Party’s “purchaser representative” within the meaning of Regulation 501 promulgated under the Securities Act in connection with evaluating the merits and risks of the acquiring the Shares. Each Seller Party acknowledges that it has had an adequate opportunity to ask questions and receive answers from the officers of Parent concerning the Shares and Parent, and that it has received from the Purchaser or Parent, either directly or through David Moffly prior to the date hereof, the information required by Regulation 502(b)(2)(ii) promulgated under the Securities Act.

Section 4.8. Disclosure. No representation or warranty of a Seller Party in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Section 4.9. Special Representations of MCG. MCG (and no other Seller Party) represents and warrants to the Purchaser as follows:

(a) Organization and Authority of MCG IH. MCG IH is a corporation, validly existing and in good standing under the laws of the State of Delaware. MCG IH is duly qualified to do business and is in good standing in the states set forth on Schedule 4.9(a), such states being each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a material adverse change in or effect with respect to the business, results of operations, properties or financial condition of MCG IH. MCG IH has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted.

(b) Organizational Documents of MCG IH. Schedule 4.9(b) includes a true and correct copy of the Organizational Documents of MCG IH, and such Organizational Documents have not been repealed, modified or amended since the respective dates set forth therein.

(c) Capitalization of MCG IH; Title to MCG IH Stock. The authorized capital stock of MCG IH consists of (i) 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding and (ii) no shares of preferred stock or any other class or series of capital stock, the shares of capital stock described in clause (i) as issued and outstanding being all of the MCG IH Stock. The MCG IH Stock has been duly authorized and validly issued, and is fully paid and nonassessable and no personal liability attaches to the ownership thereof. The shares constituting the MCG IH Stock are the sole outstanding shares of capital stock of MCG IH, and except for this Agreement there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the MCG IH Stock or any unissued or treasury shares of capital stock of MCG IH. MCG has and will have at the Closing valid and marketable title to the MCG IH Stock, free and clear of any Liens, except those arising under this Agreement or those set forth on Schedule 4.9(c) which will be discharged on or prior to the Closing.

(d) Operations; Absence of Liabilities. MCG IH does not conduct and has not ever conducted any operating business activities other than its ownership of the equity of certain other entities, including the Company. MCG IH (i) has no Subsidiaries, assets or investments other than its Creatas Interest (the adjusted basis of which for federal income tax purposes equals $996,000) and at least $1,009,000 of net operating losses and (ii) has no Liabilities. Immediately before the delivery of Stock Interests in MCG IH to the Purchaser hereunder, the ability of MCG IH to use the foregoing net operating losses is affected neither (i) by the limitations of Sections 382, 383 or 384 of the Code or by the SRLY limitations of the consolidated return regulations under Section 1502 of the Code nor (ii) by any transaction of MCG IH, including without limiting the generality of the foregoing, any distribution or disposition of assets by MCG IH.

(e) Financial Statements. The unaudited balance sheets of MCG IH as of December 31, 2004 and December 31, 2003, and the related statements of income for the twelve month periods then ended (the “Unaudited MCG IH Financial Statements”) were prepared using the same basis of accounting that MCG Capital Corporation uses to prepare its financial statements. MCG Capital Corporation is a business development company and its financial statements are prepared in accordance with GAAP giving effect to accounting principles applicable to business development companies. Investments on the unaudited balance sheets are shown at fair value as determined by MCG Capital Corporation’s Board of Directors; the fair values of investments included in the Unaudited MCG IH Financial Statements as of December 31, 2004 are based on estimates of fair values that are subject to adjustment and final approval by MCG Capital Corporation’s Board of Directors and may change as MCG Capital Corporation completes the closing of its books for December 31, 2004. The Unaudited MCG IH Financial Statements do not include an allocation of overhead or general and administrative costs from MCG Capital Corporation; and there are no material direct costs associated with the operation or administration of MCG IH and, therefore, no general and administrative costs are reflected in the Unaudited MCG IH Financial Statements. In addition to the foregoing, the Unaudited MCG IH Financial Statements (i) present fairly the financial condition and the results of operations of MCG IH as of the dates and for the periods indicated thereon; (ii) are complete, correct and in accordance with the books of account and records of MCG IH; and (iii) can be properly reconciled with the financial statements and the financial records maintained and the accounting methods applied by MCG IH for income tax purposes.

(f) Litigation. There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of MCG, threatened before any Governmental Agency brought by or against MCG IH or affecting or relating to any assets, properties or operations of MCG IH or the transactions contemplated by the Transaction Documents, nor is there any Basis for any such action, suit, proceeding or investigation. Neither MCG IH nor any of its assets or properties is subject to any Order that affects or might affect its assets, properties, net income or financial condition or which would or might interfere with or delay consummation of the transactions contemplated by the Transaction Documents.

(g) Contracts. Except as set forth on Schedule 4.9(g), MCG IH is not party to any Contract.

(h) No Employees. MCG IH has never had, does not have and will not have at any time from and after the date hereof up to and including the Closing Date any employees.

(i) Real Property. MCG IH does not, nor has it ever, owned or leased any real property.

(j) Certain Payments. Neither MCG IH, nor any other Person associated with or acting for or on behalf of MCG IH, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of MCG IH, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of MCG IH.

(k) Taxes. (i) MCG IH has filed (or joined in the filing of) when due all Tax Returns required by applicable Legal Requirements to be filed with respect to MCG IH and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete as of the time of each such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by MCG IH (whether or not shown on any Tax Return) or to which MCG IH may be liable under Treasury Regulations §1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any Affiliated Group (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid; (iv) any liability of MCG IH for Taxes not yet due and payable has been provided for on the financial statements of the MCG IH in accordance with GAAP; (v) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, MCG IH in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Agency; (vi) no written claim has been made by any Governmental Agency in a jurisdiction where MCG IH does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to MCG IH’s knowledge is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of MCG IH; (ix) MCG IH is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds, allocation or sharing of Taxes, distributions on account of Taxes, or similar Tax matters; (x) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of MCG IH; and (xi) MCG IH has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party. MCG IH neither (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return nor (B) has any liability for the Taxes of any Person (w) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign law), (x) as a transferee or successor, (y) by contract, or (z) otherwise.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Parent jointly and severally represent and warrant to the Sellers and Seller Parties as follows:

Section 5.1. Authority. Each of the Parent and the Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated. Each of the Purchaser and Parent has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party, the execution and delivery by each of the Purchaser and the Parent of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and Parent, and this Agreement constitutes, and the other Transaction Documents when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligation of the Purchaser and

Parent enforceable against each of them in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Each of the Purchaser and Parent has the requisite corporate power and authority to own its properties and to carry on the business presently being conducted by it.

Section 5.2. No Conflict or Violation. Neither the execution and delivery of the Transaction Documents by the Purchaser or the Parent, nor the consummation or performance of any of the transactions by Purchaser or Parent contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Purchaser or Parent, or (ii) any resolution adopted by the board of directors or the stockholders of the Purchaser or Parent;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Purchaser or Parent may be subject;

(c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract, lease, or permit of the Purchaser or Parent; or

(d) except for filings under the HSR Act, the Securities Act and the Securities Exchange Act, require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of Purchaser or Parent;

provided, however, that no representation or warranty is made hereby by the Purchaser or Parent with respect to the effect of antitrust laws or regulations.

Section 5.3. Litigation. There are no actions, causes of action, claims, suits, proceedings or Orders pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of the Purchaser or Parent, threatened against the Purchaser or Parent at law, in equity, in admiralty or otherwise, or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby, nor to the actual knowledge of such officers, after reasonable inquiry, is there any Basis for any such action, claim, suit or proceeding that might interfere with the transactions contemplated hereby.

Section 5.4. Brokers. Except for Sellers’ representation by SG Cowen & Co., LLC, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against the Sellers or its Affiliates (other than, after the Closing, the Company) for a finder’s fee, brokerage commission or other similar payment based on an arrangement with the Purchaser. For the avoidance of doubt, Sellers’ shall be solely liable for payment of any and all fees to any broker or agent retained by any Seller or Seller Party (other than SG Cowen & Co., LLC, the fees and expenses of which shall be paid by the Purchaser pursuant to Section 2.3(c)(iii)).

Section 5.5. Stock Consideration. The issuance of the Stock Consideration to the Sellers has been duly authorized by Parent and, when issued in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and nonassessable and will be free and clear of any and all Liens other than those arising under this Agreement.

Section 5.6. SEC Reports and Financial Statements. The Parent has filed with the Securities and Exchange Commission true and complete copies of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2003 and all forms, reports, schedules, statements and other documents required to be filed by the Parent under the Securities Act or the Securities Exchange Act from and after the filing thereof (such annual report, forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, the “Parent SEC Documents”). The Parent SEC documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations promulgated thereunder. The financial statements of the Parent contained in the Parent SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 5.7. Disclosure. The Parent SEC Documents, together with any other documentation furnished by the Purchaser to the Sellers or to a Person having an interest in a Seller for purposes of an investment decision, are sufficient to meet the standards of disclosure required for a Person who is not an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act. No representation or warranty of Purchaser or Parent in this Agreement omits to state a material fact necessary to make such statements, in light of the circumstances in which they were made, not misleading.

Section 5.8. Material Adverse Effect. There has not occurred a material adverse effect on the business, operations or financial results of the Parent or the Purchaser that has not been disclosed in the most recent Parent SEC Document required to be filed on or before the Closing Date and furnished to the Sellers and their owners.

Section 5.9. Financing. Prior to the execution of this Agreement, the Parent has delivered to the Sellers a complete and correct executed copy of the Commitment Letter, dated January 24, 2005, from JPMorgan Chase Bank, N.A. to the Parent (the “Financing Commitment”), in connection with the debt financing of the transactions contemplated hereby (the “Debt Financing”). Assuming satisfaction of all applicable conditions set forth in the Financing Commitment and full funding thereunder of all amounts available under the terms of the Financing Commitment, at the Closing Date, the Parent and the Purchaser will have sufficient funds to consummate the transactions contemplated hereby and pay all their related fees and expenses.

ARTICLE VI.

CERTAIN COVENANTS OF THE SELLERS AND RESPONSIBLE SELLER PARTIES

The Sellers, MCG and/or the Responsible Seller Parties, as specified below, covenant with the Purchaser that from and after the date hereof through the earlier of the termination of this Agreement and the Closing Date (except as consented to or approved by the Purchaser in writing in its sole discretion):

Section 6.1. Conduct of Business. The Sellers shall cause the Company:

(a) to operate only in the Ordinary Course of Business and to continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for their current use;

(b) to use commercially reasonable efforts to keep available generally the services of its present officers and Employees, and preserve generally the present relationships with Persons having business dealings with it;

(c) not to make any sale, assignment, transfer, abandonment, or other conveyance of any of its assets or any part thereof having a fair market value in excess of $10,000 individually or in the aggregate;

(d) to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

(e) not to settle, release or forgive any material claim or litigation or waive any material right;

(f) not to make, change or revoke, or permit to be made, changed or revoked, without the consent of the Purchaser, any material election or method of accounting with respect to Taxes;

(g) not to enter into, or permit to be entered into, without the consent of the Purchaser any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

(h) not to enter into or amend any Plan and not to grant any increase in the salary or other compensation of any Employee, except as would not constitute a breach of Section 3.23;

(i) not to enter into any employment Contract with any director, executive officer or Employee of the Company or make any loan to, or enter into any material transaction of any other nature with, any director, executive officer or Employee of the Company;

(j) not to acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets having a fair market value in excess of $10,000 individually or in the aggregate;

(k) not to change its authorized or issued equity interests; grant any option, warrant or right to purchase a capital, profit or equity interest in the Company; issue any security convertible into such an interest; or make any Equity Distribution;

(l) not to incur any Indebtedness other than working capital borrowings in the Ordinary Course of Business;

(m) not to incur, or suffer to exist, any Lien on the assets of the Company other than Permitted Liens;

(n) not to take any action that would cause any of the representations and warranties made by the Sellers in this Agreement not to remain true and correct; and

(o) to inform the Purchaser of the occurrence of any event which could reasonably be expected to result in a breach of any representation or warranty contained in Article III.

Section 6.2. Information and Access. Subject to the Mutual Confidentiality Agreement, dated December 30, 2004, the Sellers shall permit and cause the Company to permit representatives of the Purchaser to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations of the Company, to all premises, properties, personnel, accountants, books, records, contracts and documents of the Company.

Section 6.3. No Shop.

(a) The Responsible Seller Parties shall not, and shall cause the Company not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other Person relating to the acquisition of the Creatas Interests or the Company, its equity, assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the ordinary course and shall cease discussions with any and all such Persons to the extent ongoing or pending on the date hereof); provided, however, that this clause shall not in any way or manner, directly or indirectly, prohibit or otherwise restrict MCG from soliciting, entertaining offers, negotiating, encouraging, discussing and/or accepting any transaction relating to the equity or assets of MCG (other than its interest in Creatas or MCG IH), whether by purchase, sale, merger, consolidation, transfer or otherwise; and

(b) A Responsible Seller Party shall immediately notify the Purchaser of any contact of which such Responsible Seller Party becomes aware between any Seller Party, the Company or any of their respective representatives and any other Person regarding any such offer or proposal or any related inquiry.

(c) The Responsible Seller Parties and the Company agree that a violation of this Section 6.3 will cause irreparable injury to the Purchaser, and the Purchaser shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining the Company, the Responsible Seller Parties or any of their representatives from doing or continuing to do any such violation and any other violations or threatened violations of this Section 6.3.

Section 6.4. Notices of Certain Events. The Sellers shall promptly notify the Purchaser of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b) any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement or any other Transaction Document; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Sellers or the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.20 or that relate to the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 6.5. Indebtedness. At or prior to Closing, the Sellers shall pay or shall cause the Company to pay all Indebtedness of the Company (other than the MCG Debt Amount and any Indebtedness included in the calculation of Adjusted Net Current Assets as of the Closing Date), and shall deliver to the Purchaser documentation evidencing payoff of and release of claims in respect of such Indebtedness.

Section 6.6. Assistance. The Sellers shall provide assistance to Purchaser in connection with the preparation and execution of any Company officer representation and letters or other documents required in connection with any audit, securities filings or other matter including, without limitation, obtaining signatures or executing documents.

Section 6.7. Fees and Expenses. The Sellers covenant that they shall pay the fees and expenses of any broker or agent (other than SG Cowen & Co., LLC, the fees and expenses of which shall be paid by the Purchaser pursuant to Section 2.3(c)(iii)) retained by any Seller or Seller Party arising out of the transactions contemplated by the Transaction Documents on or prior to the earlier of termination of this Agreement and Closing.

Section 6.8. HSR Act Filing. Each party (i) will, within five (5) Business Days of the date of this Agreement, file any notification and report forms and related material that such party may be required to file under the HSR Act, (ii) if requested by the Purchaser or the Sellers, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and (iii) and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. The Purchaser, on the one hand, and the Sellers, on the other, will bear the cost of the HSR Act filing fee equally (it being understood that Purchaser will advance the Sellers’ portion of the filing fee and deduct such portion from the Closing Date Cash Payment pursuant to Section 2.3(a)). Notwithstanding anything to the contrary contained herein, nothing in this Section 6.8 will require that the Purchaser or its Affiliates divest, sell, or hold separately any of its assets or properties, or take any actions that could affect the normal and regular operations of the Purchaser, its Affiliates or the Business after the Closing.

Section 6.9. Interim Operations of MCG IH. MCG shall not, and shall cause MCG IH not to, take any action that would cause any of the representations and warranties made by MCG in Section 4.9 of this Agreement not to remain true and correct. MCG shall inform the Purchaser of the occurrence of any event which could reasonably be expected to result in a breach of any representation or warranty contained in Section 4.9 or in a violation of this Section 6.9.

ARTICLE VII.

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1. Transfer Taxes. All sales, recording, transfer, stamp, registration, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees (including penalties and interest) imposed as a result of the sale of the Creatas Interests to the Purchaser or the issuance of the Stock Consideration to the Sellers pursuant to this Agreement shall be borne by the Sellers. The party bearing the liability for any Taxes, charges or fees described in this Section 7.1 shall be entitled to any refunds or credits of such Taxes, charges or fees. The Purchaser shall promptly forward to the Sellers, or after Purchaser’s receipt shall reimburse Sellers, for any refunds or credits due Sellers, and the Sellers shall promptly forward to the Purchaser or after the Sellers’ receipt reimburse the Purchaser, for any refunds or credits due to the Purchaser. The Sellers and the Purchaser, to the extent required by Legal Requirements, shall prepare and file all Tax Returns and other documentation on a timely basis with respect to any such Taxes or fees.

Section 7.2. Obligation to File Tax Returns.

(a) The Sellers, with assistance of the Purchaser, shall cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Governmental Agencies relating to the Company for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns. MCG, with assistance of Purchaser, shall cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Governmental Agencies relating to MCG IH for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns. The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company and MCG IH covering a Tax period commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Tax Return”) and shall cause the Company and MCG IH to pay the Taxes shown to be due thereon, provided, however, that the Sellers shall promptly reimburse the Purchaser for the portion of such Tax that relates to a Pre-Closing Tax Period of the Company (as defined below), except to the extent such Tax was included in the determination of Adjusted Net Current Assets, and MCG shall promptly reimburse the Purchaser for the portion of such Tax that relates to a Pre-Closing Tax Period of the Company (as defined below). The Sellers will furnish to the Purchaser all information and records reasonably requested by the Purchaser for use in preparation of any Straddle Tax Returns. The Purchaser shall allow the Sellers to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the forty-five (45) day period immediately preceding the filing of such Tax Return. The Purchaser and the Sellers agree that the Straddle Period income Tax Return for Creatas shall be prepared on the basis of an interim closing of the books as of the end of the Closing Date and that Forms K-1 for the applicable Tax Returns shall be prepared and issued on such basis. The Purchaser and the Sellers agree to cause the Company and MCG IH to file all Tax Returns for any Straddle Period (as defined below) on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Agency will not accept a Tax Return filed on that basis. For purposes of this Agreement (i) “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date and (ii) “Straddle Period” means the taxable period that includes (but does not end on) the Closing Date.

(b) In the case of any Straddle Period, (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

Section 7.3. Certain Provisions Relating to Consents. The Sellers shall use commercially reasonable efforts prior to and after the Closing Date to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The Sellers shall not obtain any consent that will affect the Purchaser or the Company to either of their economic detriment, including any modification of any Contract, Lease or Permit. The Purchaser shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that neither the Purchaser nor the Company shall be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

Section 7.4. Nondisclosure; Noncompetition; Nonsolicitation.

(a) From and after the Closing Date, except to the extent that such disclosure is required by applicable Legal Requirement or Order (in which case the disclosing party shall (unless such disclosure is required, upon advice of counsel, to be made in connection with a periodic report or registration statement filed with the Securities and Exchange Commission) use reasonable efforts to advise the Purchaser and Parent prior to making such disclosure and to provide the Purchaser and Parent a reasonable opportunity to review the proposed disclosure), no Seller Party shall use, divulge, furnish or make accessible to anyone any proprietary, material non-public and confidential information to the extent relating to the Company (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) or the Business, and the Seller Parties shall cooperate reasonably with the Purchaser in preserving such proprietary, confidential or secret aspects of the Company and the Business.

(b) For a period of three years after the Closing Date, each Responsible Seller Party (other than MCG) shall not, and shall cause each of its Affiliates not to, directly or indirectly, (i) engage in any business activities anywhere in the world which are, directly or indirectly, in any way competitive with the Business; (ii) own stock or otherwise have an equity interest in or be affiliated with any person or entity engaged in a similar business (except as a stockholder holding less than 3% of the stock of a publicly held corporation); or (iii) utilize its special knowledge of the Business or its relationships with customers, suppliers or others to compete with the Company or the Purchaser in its conduct of the Business after the Closing Date. Such Responsible Seller Party shall not, directly or indirectly, for a period of five years from the Closing Date, (i) solicit for hire, hire or enter into any contractual arrangement with any Employee without the prior written consent of the Purchaser; or (ii) call on or solicit any of the customers or suppliers of the Business or make known the names and addresses of such customers or suppliers or any information relating in any manner to the Business or the Company’s relationships with such customers or suppliers. Such Responsible Seller Party agrees that a violation of this Section will cause irreparable injury to the Purchaser, and the Purchaser shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining such Responsible Seller Party from doing or continuing to do any such violation and any other violations or threatened violations of this Section.

(c) The Seller Parties acknowledge and agree that the covenants set forth in this Section are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (c), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

Section 7.5. Ongoing Tax Cooperation. If the Closing occurs, the Sellers and the Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by the Purchaser or the Sellers of any Tax Returns, elections, consents or certificates and any audit or other examination by any Governmental Agency, or judicial or administrative proceeding relating to liability for Taxes. Without limiting the generality of the foregoing, each of the Purchaser and the Sellers shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or including the Closing Date until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except for extensions executed by that party or its Affiliates or extensions or which such party has received written notice from another party, or (ii) six years following the due date (without extensions) for such Tax Returns; provided, however, that no party will dispose of its copies without first notifying the other parties and providing such other parties with a reasonable period of time to assume possession of such copies. The Purchaser shall cooperate with the Sellers to the extent reasonably necessary for the Sellers’ preparation of its financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto. No information or documentation provided pursuant to this Section shall be disclosed by the recipient thereof to any Person except its accountants and relevant tax authorities or as required by applicable law (in which case the disclosing party shall consult in good faith with the other party prior to making any such disclosure).

Section 7.6. Tax Related Covenants. Without the prior written consent of the Purchaser or, in regard to any tax period ending on or before the Closing Date, the Seller Representative, as the case may be, neither the Company nor any of its Subsidiaries or MCG IH shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries or MCG IH, as applicable, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries or MCG IH, as applicable, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries or MCG IH for any tax period or decreasing any Tax attribute of the Company or any of its Subsidiaries or MCG IH existing on the Closing Date. Without the prior written consent of the Seller Representative, the Purchaser shall not make any election under Section 338(g) of the Code with respect to the transactions contemplated hereunder.

Section 7.7. Financing. The Parent shall use commercially reasonable efforts to obtain the Debt Financing contemplated in the Financing Commitment or will otherwise use commercially reasonable efforts to obtain financing on terms reasonably satisfactory to the Parent (it being understood that terms substantially similar or superior to the terms set forth in the Financing Commitment shall be deemed satisfactory to Parent), in either case in an amount sufficient to enable the Parent and the Purchaser to consummate the transactions contemplated by this Agreement. The Sellers and the Seller Parties agree to cause the Company and its Subsidiaries and their respective officers, directors, employees, representatives, advisors and accountants to provide, reasonable and customary cooperation reasonably requested in connection with the arrangement of the Debt Financing, including without limitation, participation in meetings, due diligence sessions, the execution and delivery of any pledge and security documents, other definitive financing documents, or other reasonably requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters and such other certificates or documents as the Parent may reasonably request from time to time.

Section 7.8. D&O Insurance. Provided that the Purchaser shall not incur more than incidental expense, the Purchaser shall cooperate with and provide reasonable assistance to any past director of Creatas in asserting a claim for coverage under any directors and officers liability policy purchased by Creatas and in effect on and after the Closing.

Section 7.9. Further Assurances. Upon the request of the Purchaser at any time after the Closing Date, the Seller Parties, at Purchaser’s expense, shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Purchaser may reasonably request in order to perfect title of the Purchaser and its successors and assigns to the Creatas Interests or otherwise to effectuate the purposes of this Agreement. The Seller Parties, at Purchaser’s expense, shall provide assistance to Purchaser in connection with the preparation and execution of any officer representation and letters or other documents required from the Company in connection with any audit, securities filings or other matter relating to periods prior to Closing and including, without limitation, obtaining signatures or executing documents.

Section 7.10. Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby; provided, however, that nothing in this covenant or any other provision of this Agreement or any other Transaction Document shall require the Purchaser to agree to any divestiture, hold-separate or other similar agreement or requirement.

ARTICLE VIII.

CONDITIONS TO SELLERS’ OBLIGATIONS

The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by the Seller Representative) of each of the following conditions on or prior to the Closing Date:

Section 8.1. Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date, and all other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date. The Purchaser shall have delivered to the Sellers a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

Section 8.2. Compliance with Agreement. The Purchaser shall have performed and complied with all covenants to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have delivered to the Sellers a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

Section 8.3. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or Governmental Agency, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any court or Governmental Agency shall have been instituted or threatened by any Governmental Agency or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof.

Section 8.4. Corporate Documents. The Sellers shall have received from the Purchaser certified copies of the resolutions duly adopted by the board of directors of the Purchaser approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

Section 8.5. Transaction Documents. The Purchaser shall have executed and delivered to the Sellers counterparts of the Escrow Agreement, the MCG IH Escrow Agreement and a Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

Section 8.6. HSR Act and Governmental Approvals. Any waiting period (including any extension thereof) applicable to the purchase and sale of the Creatas Interests by the parties hereto under the HSR Act shall have terminated or expired and all other required approvals of any Governmental Agency shall have been obtained and shall be in full force and effect.

Section 8.7. Purchaser’s Opinion of Counsel. Sellers shall have received an opinion of Willkie Farr & Gallagher LLP, counsel to the Purchaser, in substantially the form of Exhibit C (“Purchaser’s Opinion of Counsel”).

ARTICLE IX.

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by the Purchaser) of each of the following conditions on or prior to the Closing Date:

Section 9.1. Representations and Warranties. The representations and warranties of the Seller Parties contained in this Agreement which are qualified as to materiality or Material Adverse Effect and all of the MCG IH Representations shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date, and all other representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date. Each Seller Party which is an entity shall have delivered to the Purchaser a certificate of its President or Vice President or manager, dated the Closing Date, to the foregoing effect.

Section 9.2. Compliance with Agreement. Each Seller Party shall have performed and complied with all covenants to be performed or complied with by it on or prior to the Closing Date. Each Seller Parties shall have delivered to the Purchaser a certificate, signed by him or, in the case of an entity, its President or Vice President, dated the Closing Date, to the foregoing effect.

Section 9.3. Consents. All consents, Permits, authorizations, approvals, waivers and amendments which are listed on Schedule 9.3 hereto shall have been obtained.

Section 9.4. Corporate Documents. The Purchaser shall have received from the Sellers certified copies of the resolutions duly adopted by the board of directors or equivalent of the Sellers approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

Section 9.5. FIRPTA. Each Seller shall have delivered an affidavit, dated the Closing Date, pursuant to Section 1445 of the Code (Foreign Investment in Real Property Tax 1980) in substantially the form of Exhibit E (the “FIRPTA Affidavit”) stating that Seller is not a “Foreign Person” as defined in Section 1445 of the Code.

Section 9.6. Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect nor, to the Company’s Knowledge, shall any events have occurred or shall any circumstances exist which could reasonably be expected to result in a Material Adverse Effect.

Section 9.7. No Claim Regarding Equity Ownership or Sale Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any portion of the MCG IH Stock, the Creatas Interests or any capital, profits, equity, membership, voting, ownership or similar interest in the Company or any Subsidiary, or (b) is entitled to all or any portion of the Purchase Price payable for the Creatas Interests, in each case other than a claim for the Schwimmer Payment Amount in an amount not to exceed the amount set forth in the Final Closing Statement.

Section 9.8. Sellers’ Opinions of Counsel. Purchaser shall have received (i) an opinion of Perkins Smith & Cohen LLP, counsel to the Sellers, in substantially the form of Exhibit D-1 and (ii) an opinion of Samuel G. Rubenstein, in-house counsel to MCG, in substantially the form of Exhibit D-2 (collectively, “Sellers’ Opinions of Counsel”).

Section 9.9. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or Governmental Agency, nor any statute, rule, regulation,

decree or executive order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any court or Governmental Agency shall have been instituted or threatened by any Governmental Agency or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof.

Section 9.10. Transaction Documents. The Seller Parties party thereto (including the Seller Representative) shall have executed and delivered to the Purchaser counterparts of the Registration Rights Agreement, the Escrow Agreement and the MCG IH Escrow Agreement.

Section 9.11. Resignations. The Purchaser shall have received the resignations, effective as of the Closing Date and in a form satisfactory to the Purchaser, of each of the officers and, if applicable, directors and/or managing members, of the Company, each of its Subsidiaries and MCG IH (including in the case of the UK Subsidiaries, the company secretary and the auditors).

Section 9.12. Options and Warrants. The Sellers shall have caused any and all outstanding options and warrants to purchase Company Interests or a capital, profits, equity, membership, voting or similar interest in the Company or any of its Subsidiaries to have been (i) cancelled in accordance with their terms or (ii) exercised in accordance with their terms, and in the case of clause (ii) the Sellers shall have repurchased all such interests underlying such exercised options.

Section 9.13. No Liens. There shall be no outstanding Liens on or in respect of any assets of the Company or the Business, or in respect of the Creatas Interests or the MCG IH Stock, and the Sellers shall have provided evidence of such absence of Liens to the Purchaser in form acceptable to the Purchaser in its sole discretion.

Section 9.14. Tax Sharing Agreements. Any tax sharing or tax distribution agreements among the Company, any Subsidiaries or MCG IH and any other Person shall have been terminated as of the Closing Date with no further liability to the Purchaser, the Company, any Subsidiary or MCG IH.

Section 9.15. Moffly Employment Agreement. The Employment Agreement, dated as of June 30, 2003, by and between David Moffly and the Company shall have been terminated and the Employment Agreement, by and between David Moffly and the Company, substantially in the form attached hereto as Exhibit F shall have been executed and delivered to the Purchaser.

Section 9.16. HSR Act and Governmental Approvals. Any waiting period (including any extension thereof) applicable to the purchase and sale of the Creatas Interests by the parties hereto under the HSR Act shall have terminated or expired and all other required approvals of any Governmental Agency shall have been obtained and shall be in full force and effect.

Section 9.17. Amendment to Office Lease. The lease of the Company’s offices located at 36 W. 10th Street, New York, New York shall have been amended to provide for a month-to-month term and for termination upon fifteen (15) days’ notice without penalty.

Section 9.18. Financing. The Parent shall have obtained the Debt Financing contemplated in the Financing Commitment or otherwise obtained financing on terms reasonably satisfactory to Parent (it being understood that terms substantially similar or superior to the terms set forth in the Financing Commitment shall be deemed satisfactory to Parent), in either case, in an amount sufficient to enable the Parent and the Purchaser to consummate the transactions contemplated by this Agreement.

Section 9.19. ALTA Owner’s Policy. Purchaser shall have received an ALTA owner’s policy of title insurance showing the Company as the fee title owner of the Owned Real Property, having an effective date as of the date of the Closing, in an amount equal to $3,500,000 containing exceptions for real estate taxes not yet due and payable and such matters as do not unreasonably interfere with the Company’s present use of the Owned Real Property; and containing an endorsement assuring access of the Owned Real Property to a public way.

Section 9.20. Releases. Each Seller shall have executed and delivered to the Purchaser and Parent a release (in form and substance reasonably satisfactory to the Purchaser) acknowledging and agreeing that it is entitled solely to its respective Percentage Interest of the Purchase Price in consideration for its Creatas Interest and releasing Purchaser and Parent from any and all claims relating to the allocation of the Purchase Price if paid in accordance with such Seller’s Percentage Interest. Barry Schwimmer and Stoneybrook Creatas Investors shall have executed and delivered to the Purchaser and Parent a release (in form and substance reasonably satisfactory to the Purchaser) acknowledging and agreeing that Creatas, the Purchaser and Parent shall have no further obligation to either of them arising in connection with the transactions contemplated by this Agreement or under the Stoneybrook Settlement Agreements other than payment of the Stoneybrook Cash Payment and the Stoneybrook Stock Payment (each as set forth on the Final Closing Statement) and, effective upon receipt of the Stoneybrook Cash Payment and the Stoneybrook Stock Payment, releasing the Purchaser, Parent and Creatas from any and all claims against any of them arising in connection with the transactions contemplated hereby or under the Stoneybrook Settlement Agreements.

ARTICLE X.

THE CLOSING

Section 10.1. The Closing. The Closing of the transactions contemplated hereby (the “Closing”) shall be held two Business Days after each of the conditions precedent set forth in Articles VIII and IX have been satisfied or waived by the party entitled to the benefit thereof (the “Closing Date”) or at such other time as the parties may mutually agree. The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, 10019 or at such other place as the parties may mutually agree. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis unless otherwise specified therein.

Section 10.2. Deliveries by the Sellers at the Closing. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser, the following items:

(a) the duly executed officer’s certificates and certified resolutions referred to in Sections 9.1, 9.2, and 9.4;

(b) the consents listed on Schedule 9.3;

(c) Sellers’ Opinions of Counsel;

(d) the resignations referred to in Section 9.11 and evidence of the termination referred to in Section 9.15;

(e) counterparts of the Escrow Agreement, the MCG IH Escrow Agreement and the Registration Rights Agreement duly executed by the Sellers party thereto;

(f) a bill of sale or such other instrument or instruments of transfer satisfactory to the Purchaser duly executed by the Sellers (other than MCG) effectively transferring the Creatas Interests held by such Sellers to the Purchaser;

(g) in the case of MCG only, a certificate or certificates representing the MCG IH Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank;

(h) evidence of repayment of all Indebtedness of the Company with appropriate payoff letters and releases (including, without limitation, deeds of release of the debentures over the UK Subsidiaries in favor of MCG and Barclays Bank plc) in a form acceptable to the Purchaser;

(i) the releases contemplated by Section 9.20; and

(j) all other previously undelivered documents that the Sellers are required to deliver to the Purchaser pursuant to this Agreement.

Section 10.3. Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers, the following items:

(a) the duly executed officer’s certificates and certified resolutions referred to in Sections 8.1, 8.2, and 8.4;

(b) duly executed and acknowledged transfer tax and other required tax forms reasonably required by the Sellers to consummate the transactions contemplated hereby, all in the form required by applicable Legal Requirements;

(c) counterparts of the Escrow Agreement, the MCG IH Escrow Agreement and the Registration Rights Agreement duly executed by the Purchaser;

(d) the Closing Date Cash Payment and the Closing Date Stock Payment;

(e) evidence of receipt by the Escrow Agent of the Cash Escrow Amount, the Escrow Shares and the MCG IH Escrow Amount;

(f) evidence of payment of the amounts specified in Section 2.3(c) that are required to be paid on the Closing Date;

(g) Purchaser’s Opinion of Counsel; and

(h) all other previously undelivered documents that the Purchaser is required to deliver to the Sellers pursuant to this Agreement.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. Survival.

(a) All of the representations and warranties of the Company contained in Article III of this Agreement, in any Transaction Document or in any certificate delivered by the Company pursuant to this Agreement (the “Company Representations”) shall survive the Closing and continue in full force and effect until the date that is the eighteen (18) month anniversary of the Closing Date, except as follows: (i) in the case of the representations and warranties of the Company contained in Section 3.21 (Environmental Matters) and Section 3.22 (Tax Matters) (the “Excluded Representations”), until ninety (90) days after the expiration of the statute of limitations with respect to the matter to which the claim relates (including any extension of the statute of limitation consented to by or on behalf of the Sellers); and (ii) in the case of the representations and warranties of the Company contained in Section 3.3 (Capitalization of the Company; Title to the Creatas Interests) and in Section 3.13(c) and in any certificate delivered by the Company with respect to such representations (the “Perpetual Representations”), without expiration.

(b) The representations and warranties of the Seller Parties set forth in Article IV (including, without limitation, the MCG Representations) or in any certificate delivered by the Seller Parties with respect to any such representations (the “Seller Party Representations”) shall survive the Closing and continue in full force and effect forever thereafter, except that the representations and warranties of the Seller Parties set forth in Sections 4.2 (No Litigation), Section 4.3 (Non-Contravention; No Conflict or Violation; Consents) and Section 4.8 (Disclosure), and in any certificate delivered by a Seller Party with respect to such representations and warranties, shall expire on the date that is the eighteen (18) month anniversary of the Closing Date.

(c) The representations and warranties of the Purchaser and Parent set forth in Article V hereto or in any certificate delivered by the Purchaser or Parent pursuant to this

Agreement (the “Purchaser Representations”) shall survive the Closing and continue in full force and effect forever thereafter, except that the representations and warranties of the Purchaser and Parent set forth in Sections 5.2, 5.3, 5.6, 5.7 and 5.8, and in any certificate delivered by the Purchaser or Parent with respect to such representations and warranties, shall expire on the date that is the eighteen (18) month anniversary of the Closing Date.

(d) Notwithstanding anything to the contrary in this Section 11.1, any notice given in accordance with this Article XI claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter.

Section 11.2. Indemnification Provisions for Benefit of Purchaser.

(a) In the event that the Company breaches any of the Company Representations or either the Company or a Seller Party breaches any of the covenants contained in this Agreement or any other Transaction Document (a “Company Indemnifiable Event”), and provided that, as to any claim for breach of such representations, warranties or covenants, the Purchaser or Parent makes a written claim for indemnification against the Responsible Seller Party or Parties from whom indemnification is sought, then the Responsible Seller Parties agree to indemnify, jointly and severally, the Purchaser, Parent and any of their Affiliates, officers, directors, employees, agents or representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages suffered by any of them resulting from or arising out of such event; provided, however, that (i) the Responsible Seller Parties shall not have any obligation to indemnify a Purchaser Indemnified Party from and against any Damages resulting from the breach of any Company Representations (other than Perpetual Representations and Excluded Representations and as opposed to any breach of a covenant of the Company or a Seller Party, as to which none of the following limitations shall apply): (A) until the Purchaser Indemnified Parties have suffered aggregate Damages, by reason of all such breaches, in excess of $200,000 (after which point the Responsible Seller Parties shall be obligated to indemnify the Purchaser Indemnified Parties for all Damages incurred by them in excess of a one-time, non-renewing deductible of $200,000), (B) if and to the extent that such Damages, when aggregated with all prior payments for Damages pursuant to this Section 11.2(a), exceed $6,700,000, and (C) if notice of such breach occurs after the expiration of the applicable survival period of such Company Representation as set forth in Section 11.1(a), and (ii) the Responsible Seller Parties shall not have any obligation to indemnify a Purchaser Indemnified Party from and against any Damages resulting from the breach of any Perpetual Representations or Excluded Representations or any breach of a covenant of the Company or a Seller Party if and to the extent that such Damages, when aggregated with all prior payments for Damages pursuant to this Section 11.2(a), exceed the Purchase Price.

(b) In the event that a Seller Party breaches any of the Seller Party Representations other than the MCG IH Representations (a “Seller Party Indemnifiable

Event”), and provided that, as to any claim for such breach, the Purchaser or Parent makes a written claim for indemnification against such Seller Party, then such Seller Party agrees to indemnify, severally but not jointly, the Purchaser Indemnified Parties from and against all Damages the Purchaser Indemnified Parties suffer resulting from or arising out of such breach; provided, however, that such Seller Party shall not have any obligation to indemnify the Purchaser Indemnified Parties from and against any Damages resulting from any breach of a Seller Party Representation other than an MCG IH Representation (i) until the Purchaser has suffered aggregate Damages, by reason of all such breaches by such Seller Party, in excess of $200,000 (after which point such Seller Party shall be obligated to indemnify the Purchaser Indemnified Parties for all Damages incurred by them in excess of a one-time, non-renewing deductible of $200,000), (ii) if (but only to the extent that) the aggregate of all such Damages exceeds such Seller Party’s Deemed Pro Rata Share of the Purchase Price and (iii) if notice of such breach occurs after the expiration of the applicable survival period of such Seller Party Representation as set forth in Section 11.1(b).

(c) In the event (an “MCG IH Indemnifiable Event”) that MCG breaches any of the representations and warranties contained in Section 4.9 or in any certificate delivered by MCG with respect to such representations (the “MCG IH Representations”) and provided that, as to any claim for such breach, the Purchaser or Parent makes a written claim for indemnification against MCG, then MCG agrees to indemnify the Purchaser Indemnified Parties from and against any and all Damages (i.e., uncapped and not subject to any deductible, basket or threshold) the Purchaser Indemnified Parties suffer resulting from or arising out of such MCG IH Indemnifiable Event.

Section 11.3. Indemnification Provisions for Benefit of Sellers. In the event that the Purchaser or Parent breaches any Purchaser Representations or covenants contained in this Agreement, any other Transaction Document or in any certificate or schedule delivered by the Purchaser or Parent pursuant hereto or thereto and provided that, as to any claim such breach, the Seller Representative makes a written claim for indemnification against the Purchaser, then the Purchaser and Parent agree to indemnify, jointly and severally, the Sellers from and against all Damages the Sellers and any of their officers, directors, employees, agents or representatives (“Seller Indemnified Parties”) suffer resulting from or arising out of such event; provided, however, that the Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties from and against any Damages resulting from the breach of any Purchaser Representation (as opposed to any covenant of the Purchaser as to which none of the following limitations shall apply) contained in ArticleV of this Agreement: (i) until the Sellers have suffered aggregate Damages, by reason of all such breaches, in excess of $200,000 (after which point the Purchaser will be obligated to indemnify the Sellers for all such Damages incurred by them in excess of a one-time, non-renewing deductible of $200,000), (ii) if (but only to the extent that) the aggregate of all such Damages exceeds the Purchase Price and (iii) if notice of such breach occurs after the expiration of the applicable survival period of such Purchaser Representation as set forth in Section 11.1(c).

Section 11.4. Matters Involving Third Parties.

(a) If any third party notifies a party entitled to indemnification under this Article XI (the “Indemnified Party”) with respect to any matter which may give rise to a claim (other than a Tax Claim) for indemnification against another party to this Agreement under this Article XI (the “Indemnifying Party”), then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten (10) calendar days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems reasonably appropriate.

(c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

(ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the reasonable fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party); and

(iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

(d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article XI.

(e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed.

(f) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

Section 11.5. Certain Additional Provisions Relating to Indemnification.

(a) Notwithstanding any other provision of any Transaction Document (including without limitation Section 13.12 of this Agreement), after the Closing Date, the indemnification provisions set forth in this Article XI shall constitute the sole and exclusive recourse and remedy available to the Purchaser Indemnified Parties with respect to the breach of any representation, warranty or covenant of the Company or a Seller Party contained in this Agreement, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, except in the case of fraud or intentional or willful misconduct or an intentional or willful misrepresentation by a Seller Party.

(b) Notwithstanding any other provision of any Transaction Document (including without limitation Section 13.12 of this Agreement), after the Closing Date, the indemnification provisions set forth in this Article XI shall constitute the sole and exclusive recourse and remedy available to the Seller Indemnified Parties with respect to the breach of any representation, warranty or covenant of the Purchaser or Parent contained in this Agreement, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, except in the case of fraud or intentional or willful misconduct or an intentional or willful misrepresentation by the Purchaser or Parent.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article XI, in determining the amount of Damages in respect of a breach of any representation, warranty, covenant or agreement set forth in any Transaction Document or certificate delivered in connection therewith, no effect shall be given to any qualification as to materiality or Material Adverse Effect.

(d) Subject to Section 2.4 hereof with respect to the Net Current Asset Adjustment, an Indemnified Party shall seek to recover Damages (other than Damages in respect of Tax Claims or in connection with a breach of Section 3.13(c)) first from the applicable escrow and, thereafter, directly from the Indemnifying Party or Indemnifying Parties.

(e) The parties hereto agree that all payments by an Indemnifying Party under Article XI shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes. Indemnification payments under this Article XI shall be paid by the Indemnifying Party without reduction for any tax benefits available to the Indemnified Party. To the extent that the Indemnified Party recognizes tax benefits as a result of any indemnified damages, the Indemnified Party shall pay the amount of such tax benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such indemnified damages) to the Indemnifying Party as such tax benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the indemnified damages from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the indemnified damages for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(f) The Indemnification provided for in this Article XI shall survive any investigation at any time made by or on behalf of the Purchaser or the Sellers or any knowledge or information that the Purchaser or the Sellers may have.

Section 11.6. Procedures Relating to Tax Claims. If a claim is made by any Tax authority which, if successful, is likely to result in an indemnity payment to the Purchaser or any of its Affiliates pursuant to this Article XI, the Purchaser shall notify the Sellers of such claim (a “Tax Claim”), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve the Sellers from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Sellers are materially prejudiced thereby. The Sellers will have the right, at their option, upon timely notice to the Purchaser, to assume control of any defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company or MCG IH for a Straddle Period) with its own counsel, provided, however, such counsel is reasonable satisfactory to the Purchaser. The Sellers’ right to control a Tax Claim will be limited to amounts in dispute which may be reasonably required to be paid by the Sellers or for which the Sellers may reasonably be liable pursuant to this Article XI. Costs of such Tax Claims are to be borne by the Sellers unless the Tax Claim relates to taxable periods ending after the Closing Date, in which event such costs will be fairly apportioned. The Purchaser and the Company shall cooperate with the Sellers in contesting any Tax Claim, which cooperation shall include the retention and, upon the Sellers’ request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, the Sellers shall neither consent nor agree (nor cause the Company or MCG IH to consent or agree) to the settlement of any Tax Claim with respect to any liability for Taxes that may affect the liability for any state or federal income tax of the Company or MCG IH or any Affiliated Group of which the Company or MCG IH is a member for any taxable period ending subsequent to the Closing Date without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed unless as a result thereof Purchaser may reasonably be expected to incur unreimbursed expenses or losses), and the Sellers shall not file, or consent to or caused to be filed, an amended Tax Return that may affect the liability for Taxes of the Company or MCG IH without the prior written consent of the Purchaser. The Purchaser and the Sellers shall jointly control all proceedings taken in connection with any claims for Taxes relating solely to a Straddle Period of the Company or MCG IH.

ARTICLE XII.

TERMINATION

Section 12.1. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

(a) By mutual written consent of the Purchaser and the Sellers;

(b) By the Purchaser upon five (5) Business Days notice if, at or before the Closing Date, satisfaction of any condition set forth in Article IX is or becomes impossible (other than through the breach by the Purchaser or Parent of any of their representations or warranties or the failure of the Purchaser or Parent to perform any of their obligations pursuant to this Agreement) and the Purchaser or Parent shall not have waived such condition in writing at or before the Closing Date;

(c) By the Sellers upon five (5) Business Days notice if, at or before the Closing Date, satisfaction of any condition set forth in Article VIII is or becomes impossible (other than through the breach by any Seller Party of any of its representations or warranties or the failure of the Seller Parties to perform any of their obligations pursuant to this Agreement) and the Seller Representative shall not have waived such condition in writing at or before the Closing Date;

(d) By either the Purchaser or the Sellers upon five (5) Business Days notice if the Closing shall not have occurred on or before 11:59 p.m. New York local time on May 31, 2005.

Section 12.2. Effect of Termination. In the event this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Article XI and in Sections 13.4, 13.5, and 13.9, and except that nothing in this Section 12.2 shall relieve any party hereto of any liability for breach of any of the covenants or any of the representations or warranties contained in this Agreement prior to such termination.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

Section 13.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Sellers and to the Purchaser at the addresses indicated below:

If to the Sellers:	Moffly-Creatas Investors, LLC
36 West 10th Street
New York, NY 10011
Attention: David Moffly
Facsimile: (212) 388-9719

Creatas Management Investors, LLC
36 West 10th Street
New York, NY 10011
Attention: David Moffly
Facsimile: (212) 388-9719

MCG Capital Corporation
1100 Wilson Boulevard, Suite 3000
Arlington, VA 22209
Attention: Samuel Rubenstein, Esq.
General Counsel and Executive Vice President
Facsimile: (703) 247-7545

With a copy to:	Perkins Smith & Cohen LLP
(which shall not	One Beacon Street
constitute notice)	Boston, MA 02108-3106
Attention: Jonathan C. Guest, Esq.
Facsimile: (617) 854-4040

If to Purchaser or Parent:	Jupitermedia Corporation
23 Old Kings Highway South
Darien, Connecticut 06820
Attn: President
General Counsel
Facsimile: (203) 655-5079

With a copy to:	Willkie Farr & Gallagher LLP
(which shall not	787 Seventh Avenue
constitute notice)	New York, New York 10019
Attention: Jeffrey R. Poss, Esq.
Facsimile: (212) 728-8111

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

Section 13.2. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by the Purchaser and the Sellers; provided that any amendment that materially adversely affects the material economic rights or materially increases the economic obligations of any Seller Party shall require the consent of such Seller Party.

Section 13.3. Assignment and Parties in Interest.

(a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto; provided, however, that (i) prior to or after the Closing, the Purchaser may assign all of its rights hereunder to any Affiliate of the Purchaser, provided that no such assignment shall relieve the Purchaser of its obligations hereunder, (ii) the Purchaser (or the assignee pursuant to clause (i)) has a one-time right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of, or equity interest in, the Company and (iii) the Parent and/or the Purchaser shall have the unrestricted right to assign this Agreement and/or to delegate all or any part of its obligations hereunder to any party providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in such event the Parent and the Purchaser shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

(b) Except as provided in Article XI, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

Section 13.4. Announcements. All press releases, notices to customers and suppliers and similar public announcements prior to or within five (5) days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both the Purchaser and the Sellers prior to the issuance thereof; provided that (i) any party may make any public disclosure it believes in good faith upon advice of counsel to be required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the opposing party or parties prior to making such disclosure and to provide such opposing parties a reasonable opportunity to review the proposed disclosure) and (ii) the foregoing shall not preclude the Company or the Sellers from making such limited disclosures to third parties as are required to procure the consents or approvals necessary to satisfy the conditions to Closing set forth in Article IX so long as the disclosing party advises such third party of the confidential nature of the transaction.

Section 13.5. Expenses. Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 13.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 13.7. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 13.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 13.9. Governing Law; Jurisdiction.

(a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein without regard to principles of conflicts of law.

(b) Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

Section 13.10. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means “including but not limited to”; (c) ”or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) “$” means the currency of the United States of America.

Section 13.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 13.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of Purchaser under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

Section 13.13. Seller Representative.

(a) Each Seller Party (by virtue of its execution and delivery of this Agreement) hereby appoints David Moffly as agent and attorney-in-fact, with full power of substitution and re-substitution, as the “Seller Representative” for and on behalf of such Seller Party, to, in accordance with this Agreement and the Escrow Agreement: (i) give and receive payments, notices and communications hereunder and any of the other agreements or instruments contemplated hereby before or after the Closing Date; (ii) authorize any and all actions on behalf of the Seller Parties related to the payment or allocation of the Purchase Price and any adjustments thereto, (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to the payment of the amounts specified in subclause (ii) above, (iv) perform the obligations of the Seller Representative as contemplated by the Escrow Agreement and (v) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or implementation of any provision of this Agreement or the Escrow Agreement for which the Seller Representative is authorized hereby, thereby or otherwise.

(b) A decision, act, consent or instruction of the Seller Representative shall constitute a decision of all the Seller Parties and shall be final, binding and conclusive upon each of the Seller Parties and the Purchaser, and any other person may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller Party. The Purchaser and Parent and any other person (except any Seller) are hereby relieved from any liability to any person for any acts done by them in accordance with any such decision, act, consent or instruction of the Seller Representative.

(c) In the event that the Seller Representative is unable or unwilling to serve as such, the Sellers shall, within five (5) business days following notice of such inability or unwillingness, appoint a successor Seller Representative, which person shall be reasonably satisfactory to the Purchaser and a resident of the United States of America.

(d) The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative unless it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Seller Parties or undertaken with reckless disregard to the best interests of the Seller Parties. Except as provided in this Section 13.13(d), MCG and the Seller Parties shall, severally and pro rata based on their Deemed Pro Rata Share, indemnify and hold the Seller Representative harmless from and against any loss, liability or expense incurred on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative; provided, however, that any disagreements relating thereto shall in no way affect the right of Parent and Purchaser to rely on acts of the Seller Representative under this Agreement or in respect of the transactions contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

PARENT:	JUPITERMEDIA CORPORATION

	By:	/s/ Christopher S. Cardell
Name: Christopher S. Cardell
Title: President and Chief Operating Officer

PURCHASER:	JUPITERIMAGES CORPORATION

	By:	/s/ Christopher S. Cardell
Name: Christopher S. Cardell
Title: President and Chief Operating Officer

COMPANY:	CREATAS, L.L.C.

	By:	/s/ David Moffly
Name: David Moffly
Title: Managing Director

SELLERS:	MOFFLY-CREATAS INVESTORS, LLC

	By:	/s/ David Moffly
Name: David Moffly
Title: Managing Director

MCG CAPITAL CORPORATION

	By:	/s/ Steven F. Tunney
Name: Steven F. Tunney
Title: President

CREATAS MANAGEMENT INVESTORS, LLC

	By:	/s/ David Moffly
Name: David Moffly
Title: Managing Director

[Signature Page to Equity Purchase Agreement]

SELLER PARTIES:

/s/ David Moffly
David Moffly

/s/ Lincoln Schatz
Lincoln Schatz

/s/ John Eley
John Eley

/s/ James Nagle
James Nagle

/s/ Dennis Dietrich
Dennis Dietrich

/s/ Rick Thompson
Rick Thompson

/s/ Jonathan Gibson
Jonathan Gibson

/s/ Dwyer O’Neill
Dwyer O’Neill

/s/ Lisa Platz
Lisa Platz

[Signature Page to Equity Purchase Agreement]

SELLER PARTIES (Continued):

/s/ Todd Moore
Todd Moore

/s/ Ted Lane
Ted Lane

/s/ Mark Nickerson
Mark Nickerson

/s/ Sal Siggia
Sal Siggia

/s/ Maria Kessler
Maria Kessler

/s/ Richard Poppell
Richard Poppell

[Signature Page to Equity Purchase Agreement]